     As filed with the Securities and Exchange Commission on June 12, 2000
                          Registration No. 333-87001

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                       POST-EFFECTIVE AMENDMENT No. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          -------------------------

                                 PIXTECH, INC.
            (Exact name of Registrant as specified in its charter)
             ----------------------------------------------------

            Delaware                                  3679                                04-3214691
            --------                                  ----                                ----------
(State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
       incorporation)                    Classification Code Number)


    Avenue Olivier Perroy, 13790 Rousset, France, 011 33 4-42-29-10-00 and
            2700 Augustine Drive, Suite 255, Santa Clara, CA 95054
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                   ----------------------------------------

                      MARIE BOEM, CHIEF FINANCIAL OFFICER
                                 PixTech, Inc.
                 Avenue Olivier Perroy, 13790 Rousset, France
                             011-33-4-42-29-10-00
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:
                             MICHAEL LYTTON, ESQ.
                           MARC A. RUBENSTEIN, ESQ.
                              Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                (617) 573-0100

Approximate date of commencement of proposed sale to the public: From time to time after this Post-Effective Amendment to the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The registrant hereby amends this Post-Effective Amendment No. 1 to Registration Statement on Form S-1, File No. 333-87001, on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment No. 1 shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS
                  Subject to Completion, dated June __, 2000

                               16,100,000 Shares

                                 PIXTECH, INC.

                                 Common Stock

     This prospectus may be used only in connection with the resale

     (i) by Kingsbridge Capital Limited, from time to time, of up to 16,100,000 shares of the common stock of PixTech as follows:

     . 15,000,000 shares of common stock which may be issued by us to Kingsbridge pursuant to an equity line agreement; and

     . 100,000 shares of common stock issuable upon exercise of a warrant held by Kingsbridge;

     and (ii) by Sumitomo Corporation, from time to time, of up to 1,000,000 shares of common stock to be issued upon conversion of a certain convertible note issued by us to Sumitomo.

     To date, we have issued 1,558,434 shares of common stock to Kingsbridge under the equity line agreement and more than 1,000,000 shares of common stock to Sumitomo upon conversion of the convertible note.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price of the stock on the date we issue shares, depending on certain factors described in the equity line agreement. The price at which the common stock was issued by us to Sumitomo was 80% of the market price of the stock on the date of conversion.

     Our common stock is listed on the Nasdaq National Market under the symbol "PIXT."

     Investing in our common stock involves certain risks which are described in the "Risk Factors" section beginning on page 4.

     The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY..............................................................................................    3

RISK FACTORS....................................................................................................    4

THE EQUITY LINE AGREEMENT.......................................................................................   13

SUMMARY CONSOLIDATED FINANCIAL INFORMATION......................................................................   15

PRICE RANGE OF OUR COMMON STOCK.................................................................................   16

DIVIDEND POLICY.................................................................................................   16

USE OF PROCEEDS.................................................................................................   16

SELECTED CONSOLIDATED FINANCIAL DATA............................................................................   17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................   18

OUR BUSINESS....................................................................................................   29

MANAGEMENT......................................................................................................   38

EXECUTIVE COMPENSATION..........................................................................................   42

SHARE OWNERSHIP.................................................................................................   45

SELLING STOCKHOLDERS............................................................................................   48

DESCRIPTION OF CAPITAL STOCK....................................................................................   49

PLAN OF DISTRIBUTION............................................................................................   52

WHERE YOU CAN FIND MORE INFORMATION.............................................................................   55

LEGAL MATTERS...................................................................................................   56

EXPERTS.........................................................................................................   56

                              PROSPECTUS SUMMARY

The Offering

          PixTech and Kingsbridge entered into a private equity line agreement on August 9, 1999. This agreement entitles us to sell, from time to time, up to $15,000,000 (after deducting Kingsbridge's discount) worth of our common stock to Kingsbridge. Pursuant to the agreement, we have:

     . filed a registration statement for 15,000,000 shares of common stock which we may sell to Kingsbridge pursuant to the agreement, which Kingsbridge may offer to the public through this prospectus; and
     . issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. Shares issuable on exercise of the Kingsbridge warrant may also be offered to the public through this prospectus.

          On October 27, 1997, we issued a convertible note to Sumitomo. This note was fully converted into shares of our common stock in January and February 2000 at a price equal to 80% of the market price of our common stock at the time of conversion.

          Through this prospectus, Kingsbridge may offer to the public the common stock acquired under the equity line agreement and the warrant. Sumitomo has already completed its sales under this prospectus.

Shares Offered by the Selling Stockholders    16,100,000 shares of common stock
                                              of PixTech, Inc.

Offering Price                                Determined at the time of sale by
                                              the selling stockholders.

Common stock outstanding as of
April 30, 2000                                54,601,841 shares

Use of Proceeds                               We will not receive any of the
                                              proceeds of the shares offered by
                                              the selling stockholders. Any
                                              proceeds we receive from the sale
                                              of common stock pursuant to the
                                              equity line agreement and the
                                              exercise of the warrant will be
                                              used primarily for general
                                              corporate purposes. See "Use of
                                              Proceeds."

Dividend Policy                               We currently intend to retain any
                                              future earnings to fund the
                                              development and growth of our
                                              business. Therefore, we do not
                                              currently anticipate paying cash
                                              dividends. See "Dividend Policy."

Nasdaq National Market Symbol                 PIXT

Addresses and Phone Numbers                   Avenue Olivier Perroy
                                              13790 Rousset, France
                                              011-33-4-42-29-10-00

                                              2700 Augustine Drive, Suite 255
                                              Santa Clara, CA 95054

                                 RISK FACTORS

     You should carefully consider the following risks and issues, among others, that are common among development stage companies such as ours. It is especially important to keep these risk factors in mind when reading "forward-looking statements." These are statements that relate to future periods and include discussions relating to market opportunities, acquisition opportunities, stock price and our ability to compete. Generally, the words "anticipate," "believe," "expect," "intend" and similar expressions identify these forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors. We do not have any obligation to disclose if forward-looking statements, or the circumstances upon which they are based, change.

We Have A History of Losses and Accumulated Deficit That May Continue In The Future.

     We have a history of losses as follows:

                                                                  Loss to Common
                                         Operating Net Losses     Stockholders
                                         --------------------     ------------
         Year Ended December 31, 1999    $26.5 million            $29.9 million
         Year Ended December 31, 1998    $19.7 million            $17.9 million
         Year Ended December 31, 1997    $15.8 million            $14.7 million

         The losses were due in part to limited revenues and to various expenditures, including expenditures associated with:

     .   research and development activities;
     .   pilot production activities; and
     .   start-up costs to improve volume manufacturing in Taiwan at Unipac.

         We expect to incur operating losses in the future due primarily to:

     . continuing research and development activities to develop field emission displays larger than 15-inch in diagonal and color displays;
     .   manufacturing start-up costs in Taiwan; and
     .   expansion of our sales and marketing activities.

         As a result of these losses, as of December 31, 1999, we had an accumulated deficit of $82.6 million, and as of March 31, 2000, we had an accumulated deficit of $89.2 million.

         Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our monochrome and color displays. We cannot assure you that we will ever be able to successfully commercialize our products or that we will ever achieve profitability.

We Will Need Additional Capital In The Future.

          We have incurred negative cash flows from operations since inception, and have expended, and will need to expend, substantial funds to complete our planned technology and product development efforts, including:

     . continuous improvement of our manufacturing processes in order to achieve yields that will lead to an acceptable cost of products;
     . continuous product development activities in order to develop color displays that meet market requirements and to develop a range of products offered for sales;
     . continuous research and development activities in order to develop displays larger than 15-inch in diagonal; and
     .    expansion of our marketing, sales and distribution activities.

          In addition to the above requirements, we expect that we will require additional capital either in the form of debt or equity, regardless of whether and when we reach profitability, for the following activities:

     .    working capital;
     . acquisition of manufacturing equipment to expand manufacturing capacity; and
     .    further product development.

Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

     .    the rate of increase in manufacturing yields by Unipac in Taiwan;
     .    the magnitude, scope and results of our product development efforts;
     . the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
     .    competing technological and market developments; and
     . expansion of strategic alliances for the development, manufacturing, sale, marketing and distribution of our products.

If We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirement, Nasdaq May Delist Our Common Stock.

          There is a possibility that our common stock could be delisted from the Nasdaq National Market. While our common stock is currently quoted on the Nasdaq National Market, in order to remain quoted on the Nasdaq National Market, we must meet certain requirements with respect to:

     . market capitalization - the market value of all outstanding shares of our common stock;
     . public float - the number of outstanding shares of common stock held by those not affiliated with us;
     .    market value of public float;
     .    market price of the common stock;
     .    number of market makers;

     .    number of shareholders; and
     . net tangible assets - total assets minus total liabilities and intangible assets.

          If the price of our common stock were to fall significantly below our current trading range, Nasdaq may approach us regarding our continued listing on the Nasdaq National Market. This situation could result from the rights contained in the series E stock, which is convertible into common stock at a conversion price based on a future price of our common stock. If Nasdaq were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our stockholders. With regard to future priced securities such as our series E stock, Nasdaq is concerned with the following, among other things:

     .      disproportionate voting rights;
     .      minimum bid price of a company's common stock; and
     .      public interest concerns.

          The holders of our series E stock may vote their series E stock as if they were holders of common stock and are entitled to the number of votes equal to the number of shares of common stock that the series E stock is convertible into at the time of voting. If our common stock price were to fall significantly, this right may be deemed to violate a Nasdaq maintenance requirement due to the disproportionate voting right, when compared to our common stock, which each share of series E stock would have.

     Moreover, in order to continue to be listed on Nasdaq, the minimum bid price of our common stock must stay above $1.00. In addition to the fluctuations of the market in general and our common stock in particular, a decrease in our common stock price that causes the number of shares of common stock issuable upon conversion of the series E stock to increase may exert downward pressure on the price of our common stock. This may drive the minimum bid price of our common stock below $1.00, thus violating a Nasdaq maintenance requirement. On March 1, 2000, the minimum bid price on our common stock was $9.125. Nasdaq has also stated that in egregious situations, future priced securities, such as our series E stock, may raise public interest concerns that may result in the delisting of our common stock, if Nasdaq deems the delisting necessary to prevent fraudulent and manipulative acts and practices.

          If our common stock is delisted from the Nasdaq National Market, we could apply to have the common stock quoted on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market has a similar set of criteria for initial and continued quotation. We may not, however, meet the requirements for initial or continued quotation on the Nasdaq SmallCap Market. If we were not able to meet the requirements of the Nasdaq SmallCap Market, trading of our common stock could be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets."

          In addition, if our common stock were delisted from the Nasdaq National Market, we may not have the right to obtain funds under the equity line agreement and it could be more difficult for us to obtain future financing. In addition, if our common stock is delisted, investors' interest in our common stock would be reduced, which would materially and adversely affect trading in, and the price of, our common stock.

Because We Use A Single Contract Manufacturer To Manufacture Our Field Emission Displays We May Be Unable To Obtain An Adequate Supply Of Products And We May Have Less Control Of Price.

          Unipac, a liquid crystal display manufacturer and an affiliate of United Microelectronics Corporation, is our only contract manufacturer. In the future, we expect that the products that will be manufactured at Unipac and sold to our customers will represent the majority of our revenues. If we are not able to implement our manufacturing plans with Unipac as soon as we expect, we will not be able to ship medium to large volumes of field emission display products. Moreover, we will have less control over the price of the finished products, the timeliness of their delivery and their reliability and quality. Finally, we will not be able to obtain an acceptable cost for our field emission displays through high volume manufacturing, as compared to manufacturing field emission displays at our pilot production facility. This situation would decrease our revenues and increase the cost of producing products.

          Expectations about the final timing of this manufacturing plan with Unipac are forward-looking statements that still involve risks and uncertainties, including the ease or difficulty of the transfer of the field emission display technology to Unipac.

          If we fail to adequately manage this contract manufacturing relationship, or experience delays in the shipment of our products, our business may be harmed.

Our Manufacturing Processes Are Still Under Development And We Still Need To Obtain Commercially Acceptable Yields And Acceptable Costs Of Products Or Our Costs To Produce Our Displays Will Be Too High For Us To Be Profitable.

          In order for us to succeed, we must continue to develop and produce a range of products incorporating our field emission display technology. At this time, we have successfully developed only one monochrome field emission display product that has been incorporated into a commercial end-user application and that is being targeted at various markets. We will need to complete the development of additional field emission display products to enlarge our market opportunity, and there is no guaranty that we will succeed in these development efforts. If we do not develop these new products, we will need to rely on sales of a single product to be successful.

          We have used our manufacturing facility in Montpellier, France to develop manufacturing processes, but it has produced only a limited number of products suitable for sale. Additionally, to date, we have not completed testing of our manufacturing processes at Unipac. In order for us to be successful, we must improve our manufacturing yields in order to demonstrate the low cost potential of our field emission display technology. Even if we succeed in completing the development and testing of our manufacturing processes, we can not be sure that the favorable characteristics demonstrated by our current displays manufactured at our pilot manufacturing facility will be reproduced on a cost-effective basis in commercial production.

          We have, at this time, encountered a number of delays in the development of our products and processes, and it is possible that further delays will occur. Any significant delays could cause us to miss market opportunities and could reduce our product sales.

We Need To Further Enhance The Display Performance Of Our Color Displays Or Our Displays May Never Be Accepted By A Large Number Of Potential Customers.

          We may never improve the performance characteristics of our color displays to a level that is commercially acceptable or we may fail to do so on a timely basis. Either could result in potential customers not buying our products. Key elements of display performance are brightness, power efficiency and stability over time (lifetime and reliability). We are seeking to balance brightness with power efficiency to produce bright and low power-consumption displays. Display reliability depends on a large number of factors, including the manufacturing process used in assembling the displays as well as the characteristics of the materials, including phosphors, used in the display. In order to produce color displays that will provide the product life and other characteristics necessary for most applications, we need to make further advances in our manufacturing processes and in the selection of the materials we use.

We May Never Be Able To Fund The Research And Development Activities Needed To Develop Large Displays.

          We need to conduct a significant research and development effort in order to bring our current 15-inch field emission display prototype to a stage where it can be manufactured in volume at an acceptable cost. We may never be able to fund that effort. Even if we were able to develop a product that could be manufactured, we would have to locate or build a manufacturing facility to produce our displays. Currently, Unipac has a facility and equipment to build small displays only. We may not be able to fund the amount needed in order to acquire or build a manufacturing facility for our large displays. If we are unable to develop or manufacture large displays, we will miss market opportunities for large flat panel displays.

We Face Intense Competition And Need To Compete With Current And Future Competing Technologies That May Outperform Our Displays, Thus Making Our Display Undesirable.

          Our competitors may succeed in developing products that outperform our displays or that are more cost effective. If our competitors develop products that offer significant advantages over our products and we are unable to improve our technology, or develop or acquire alternative technology that is more competitive, we may not be able to sell our displays.

          Products utilizing liquid crystal display technology currently dominate the market for flat panel display products. Some liquid crystal display manufacturers, such as Canon, Sharp, NEC, Hitachi, Samsung and Toshiba, have substantially greater name recognition and financial, technological, marketing and other resources than we do. Presently, liquid crystal displays are in short demand and independent forecasts predict that this may continue for some period of time. However, liquid crystal display manufacturers have made, and continue to make, substantial investments in increasing capacity as well as product performance. We believe that, over time, this, combined with new competitors entering the flat panel displays market, may cause over-supply conditions and may have the effect of reducing average selling prices of flat panel displays. To effectively compete, we could be required to increase the performance of our products or reduce prices. In the event of price reductions, we will not be able to maintain gross margins unless we reduce our cost of sales.

          There are a number of domestic and international companies developing and marketing display devices using alternative technologies to liquid crystal display technology, such as vacuum fluorescent displays, electro-luminescent panels and plasma panels. Additionally, some of the basic field emission display technology is in the public domain and, as a result, we have a number of potential direct competitors developing field emission displays or developing fundamental field emission displays technology. These companies include Canon, Futaba, Motorola, Sony, Fujitsu, Samsung and Toshiba, as well as smaller companies, such as Candescent and Silicon Diamond Technology. Although we own the rights to significant technological advances in field emission display technology, potential competitors may have developed or may soon develop comparable or superior field emission display technology. Many of the developers of alternative flat panel display and competing field emission display technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than we do, and have made and continue to make substantial investments in improving their technologies and manufacturing processes.

Because Potential Customers May Not Accept Our Products We May Never Sell The Number Of Displays Required To Make Our Business Profitable.

          We are uncertain about the potential size and timing of our target market opportunities. We anticipate marketing our displays to original equipment manufacturers, which are customers that will incorporate our product into their final product. It is possible that demand for any particular product by these customers will not last or that new markets will fail to develop as we expect, or at all. Our ability to have consumer products sold that incorporate our displays will depend, in part, on the following factors:

     . whether original equipment manufacturers select our products for incorporation into their products;
     . the successful introduction of these products by the original equipment manufacturers; and
     . the successful commercialization of products developed by parties incorporating our products.

          It takes a long time for any product to achieve market success, and any success is never certain. The need to have the products selected by an original equipment manufacturer and designed into the original equipment manufacturer's products often delays introduction of new products. For certain products, the delay attributable to a manufacturer's design cycle may be a year or longer. Factors affecting the length of these delays include:

     .    the size of the manufacturer;
     .    the type of application; and
     . whether the displays are being designed into new products or fitted into existing applications.

          If volume production of these products is delayed for any reason, our competitors may introduce new technologies or refine existing technologies that could diminish the commercial acceptance of our products.

We Have Limited Sales, Marketing And Distribution Capabilities.

          We have limited internal sales, marketing and distribution experience and capabilities. Until recently, we were a development stage company with no products or product sales. Consequently, we had not established significant sales, marketing, or distribution operations within our company. Recently, however, we have begun sales of our displays to customers. We will not be able to develop significant revenues from the sales of our products unless we can attract and retain highly qualified employees to market and oversee the distribution of our products. If we are unable to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, our business may be harmed.

We May Have Difficulty Protecting Patents And Other Proprietary Rights To Our Technology And May Therefore Be Unable To Prevent Competitors From Using Our Technology.

          We have been granted, have filed applications for, and have been licensed under a number of patents in the United States and other countries. We rely on these patents and licenses for an advantage in our industry and any infringement of these patents and licenses will lessen our advantage. However, rights granted under patents may not provide us with any competitive advantage over competitors with similar technology, and any issued patents may not contain claims sufficiently broad to protect against these competitors.

          We have not conducted an independent review of patents issued to other companies. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions because patent applications in the United States are maintained in secrecy until patents issue and the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Competitors in both the United States and other countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell our products.

          We also rely on unpatented, proprietary technology, which is significant to the development and manufacture of our displays. Others may independently develop the same or similar technology or obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our technologies, our competitors may develop products using our technology.

          Moreover, claims that our products infringe on the proprietary rights of others are more likely to be asserted after we begin commercial sales of products using our technology. It is possible that competitors will infringe our patents. Even the successful defense and prosecution of patent lawsuits is costly and time consuming. The adverse outcome of a patent suit could subject us to significant liabilities to other parties, require disputed rights to be licensed from third parties or require us to stop selling our products.

          We have received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging the following:

     . we are infringing one or more patents owned by Futaba relating to the construction and manufacture of our displays that are not expressly included under the license agreement between us and Futaba;
     . our use of terms such as "alliance" and "partners" in describing the nature of our contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and
     . certain provisions in our agreement with Unipac constitute an impermissible sublicense of Futaba technology.

     Futaba has also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed this information to a third party vendor. We have accepted an offer of settlement from Futaba, reflected in correspondence dated December 15, 1999 and December 30, 1999, pursuant to which Futaba has waived these claims against us. Futaba and PixTech are currently preparing a definitive written settlement agreement.

Because A Large Percentage Of Our Net Assets And Our Costs Is Expressed In Euros, Currency Fluctuations May Cause Foreign Exchange Gains Or Losses.

         A large percentage of our net assets and of our costs is expressed in Euros, but our financial statements are stated in U.S. dollars. In 1998, 50% of our assets and 60% of our costs were expressed in Euros. In 1999, 37% of our assets and 69% of our costs were expressed in Euros. Fluctuations of the value of the U.S. dollar versus the Euro may cause significant foreign exchange gains or losses. Most of our capital lease obligation is expressed in Taiwanese dollars and thus fluctuations of the value of the Taiwanese dollar versus the Euro may also cause significant foreign exchange gains or losses.

Certain Anti-Takeover Provisions That We Have Instituted May Limit Our Stock Price.

          Certain provisions of our restated certificate of incorporation and by-laws may discourage a third party from offering to purchase our company and may also adversely affect the market price of our common stock. These provisions, therefore, inhibit actions that would result in a change in control of our company, including an action that may give the holders of our common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

          In addition, under our restated certificate of incorporation we can issue preferred stock with the designations, rights and preferences as our board of directors determines from time to time. This type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of our company. In addition, the series E stock issued by us in December 1998 and any additional shares of preferred stock that we may issue in the future may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of our common stock. We do not currently intend to issue any additional shares of preferred stock, but we retain the right to do so in the future.

          Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts.

Our Business May Suffer If We Are Unable To Attract Or Retain Key Personnel.

          We are highly dependent on the principal members of our management and staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for personnel is intense, and we may not be able to retain existing personnel or attract and retain additional highly qualified employees in the future.

                           THE EQUITY LINE AGREEMENT

         On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which, subject to the satisfaction of certain conditions, we may issue and sell, from time to time, up to an aggregate of $15,000,000, after deducting discounts, of our common stock.

         Beginning on September 27, 1999, the date the registration statement, of which this prospectus forms a part, was declared effective by the SEC, and continuing for a period of 24 months thereafter, we may from time to time in our sole discretion sell, or put, shares of our common stock to Kingsbridge at a price equal to 90% of the then current average market price of our common stock, if the current average market price is greater than or equal to $3.00 per share, or 88% of the then current average market price if the current average market price is less than $3.00 per share. The current average market price of our common stock, for purposes of calculating the purchase price, is the average of the lowest trading prices of our common stock on the Nasdaq National Market for the five days beginning two days before and ending two days after we notify Kingsbridge of our intention to put common stock.

         To date, we have sold $4,000,000 worth of our common stock to Kingsbridge under the equity line agreement, a total of 1,558,434 shares, in four puts dated November 17, 1999, January 10, 2000, February 7, 2000 and March 2, 2000.

         There are many conditions in the equity line agreement, and we may not be able to satisfy all conditions required under the equity line agreement to put additional shares to Kingsbridge. If we fail to maintain the quotation of our common stock on the Nasdaq National Market, we may not be able to sell additional common stock pursuant to the equity line agreement. See "Risk Factors
- If We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirement, Nasdaq May Delist Our Common Stock." In addition, the amount of shares that we can put to Kingsbridge depends on our trading price and trading volume. Also, we cannot put shares to Kingsbridge at a time when we have not publicly disclosed material information about our company. Kingsbridge has agreed that it will not engage in short sales of our common stock except that it may engage in short sales or other hedging investments for three days after we notify Kingsbridge of a put, as long as the number of shares sold short or used for hedging does not exceed the number of shares being sold to Kingsbridge under the put.

         We have filed a registration statement, of which this prospectus forms a part, in order to permit Kingsbridge to resell to the public any common stock it buys pursuant to the equity line agreement. Kingsbridge may be entitled to indemnification by us for lawsuits based on language in this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep it effective as long as shares covered by the prospectus have not been sold by Kingsbridge. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

         In conjunction with the equity line agreement, on August 9, 1999, we issued to Kingsbridge a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. The Kingsbridge warrant is exercisable through February 6, 2003.

         The warrant contains provisions that protect Kingsbridge against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the Kingsbridge warrant is payable either in cash or by cashless exercise. In a cashless exercise, the number of shares of common stock issuable pursuant to the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

     The following tables set forth our summary consolidated financial data. The summary consolidated financial data as of December 31, 1997, 1998 and 1999 and for the years then ended are derived from consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young, independent auditors. The summary consolidated financial data as of December 31, 1995 and 1996 and for the years then ended are derived from audited consolidated financial statements not included in this prospectus. The summary consolidated financial data as of March 31, 2000 and for the three month periods ended
March 31, 1999 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 1999 are derived from unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for fair presentation. You should read this data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                              Fiscal Year                          Three Months Ended
                                           ---------------------------------------------------- --------------------------
                                                                                                March 31,     March 31,
                                                                                                ---------     --------
                                           1995      1996     1997        1998      1999          1999          2000
                                           ----      ----     ----        ----      ----          ----          ----
                                                                                                    (unaudited)
                                                               (in thousands, except per share)
Operations

Total revenues......................    $ 11,513   $  7,644  $  3,819   $  3,652   $  5,392        2,161       1,990
Loss from operations................      (9,278)   (12,041)  (15,774)   (19,686)   (26,487)      (4,594)     (7,075)
Net loss............................      (6,305)   (11,719)  (14,664)   (17,863)   (28,427)      (5,376)     (6,687)
Net loss to holders
of common stock.....................      (6,305)   (11,719)  (14,664)   (17,875)   (28,940)      (5,510)     (6,776)

Net loss per share..................       (0.82)     (1.44)    (1.12)     (1.23)     (1.26)       (0.35)      (0.16)
Shares used in  computing  net loss
per share...........................       7,697      8,137    13,140     14,548     22,948       15,143      40,562

Balance Sheet

Working deficit / capital...........      15,919       (859)    9,290        145    (17,740)     (11,467)    (10,554)
Total assets, less current assets...      18,569     19,701    24,058     32,592     32,313       28,226      25,691
Long term liabilities, less current
portion.............................       9,958      6,743    14,568     19,480     11,019       16,909       5,634
Stockholders' equity................      24,530     12,099    18,780     13,257     19,884        7,402      22,672

                        PRICE RANGE OF OUR COMMON STOCK

         Our common stock is currently quoted on the Nasdaq National Market under the symbol "PIXT." For each quarter since the beginning of 1998, the high and low trading prices for our common stock, as reported by Nasdaq, were as follows:

                                                     High             Low
                                                     ----             ---
Year ended December 31, 1998
   First Quarter                                     $ 6 1/2          $2 5/16
   Second Quarter                                    $ 7 3/4          $4 1/2
   Third Quarter                                     $ 5 1/2          $2 3/4
   Fourth Quarter                                    $ 3 15/16        $1 3/8

Year ended December 31, 1999
   First Quarter                                     $ 3 5/16         $1 1/2
   Second Quarter                                    $ 2 5/8          $1 11/32
   Third Quarter                                     $ 2 1/4          $1 15/32
   Fourth Quarter                                    $ 2 5/8          $1 1/2

Year ended December 31, 2000
   First Quarter                                     $11 5/8          $1 3/4
   Second Quarter (through May 31, 2000)             $ 4 3/4          $2 1/2

         The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions. As of May 31, 2000, there were approximately 84 holders of record of our common stock.

                                DIVIDEND POLICY

         We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on other factors our board of directors, in their discretion, may consider relevant.

                                USE OF PROCEEDS

         The proceeds from the sale of the common stock will be received by the selling stockholders. We will receive no proceeds from the sale of the common stock offered in this prospectus. However, we will receive the put price pursuant to the equity line agreement to the extent that our common stock is sold under the equity line agreement. The put price equals 88-90% of the then current average market price of our common stock, as determined by the equity line agreement. We may also receive proceeds relating to the exercise, if any, of the warrant. See "The Equity Line Agreement" on page 13. We intend to use the proceeds from puts and the exercise of the warrant to support general corporate purposes, including continuous support of our manufacturing plans at Unipac and development of our color and large field emission displays.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands except per share data)

     The following tables set forth our selected consolidated financial data. The selected consolidated financial data as of December 31, 1997, 1998 and 1999 and for the years then ended are derived from consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young, independent auditors. The selected consolidated financial data as of December 31, 1995 and 1996 and for the years then ended are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of March 31, 2000 and for the three month periods ended March 31, 1999 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of March 31, 1999 are derived from unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for fair presentation. You should read this data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                      Fiscal Year                             Three Months Ended
                                                                      -----------                                 March 31,
                                                  1995        1996        1997        1998        1999         1999        2000
                                                  ----        ----        ----        ----        ----         ----        ----
                                                                                                                 (unaudited)
                                                                     (in thousands, except per share data)
Operations

Revenue
Corporation and license revenues...............   $   9,865   $  5,440    $  1,932  $  1,239            --         --          --
Product sales..................................         808        791         745       445           484        161          86
Other revenues.................................         840      1,413       1,142     1,968         4,908      2,000       1,904
Total revenues.................................      11,513      7,644       3,819     3,652         5,392      2,161       1,990
Operating Expenses
Acquisition of intellectual
property rights................................      (3,111)        --          --      (125)          (75)        --         (57)
Other research and development.................     (12,527)   (15,848)    (15,497)  (19,289)      (27,181)   (5,587)      (7,794)
Sales and marketing............................      (1,688)    (1,089)     (1,496)   (1,433)       (1,279)     (351)        (313)
General and administrative.....................      (2,151)    (2,703)     (2,419)   (2,515)       (2,983)     (730)        (813)
Total operating expenses.......................     (19,477)   (19,640)    (19,412)  (23,362)      (31,518)   (6,667)      (8,977)
Loss from operations...........................      (9,278)   (12,041)    (15,774)  (19,686)      (26,487)   (4,594)      (7,075)
Interest income (expense), net.................         (27)        66         470      (708)         (864)     (266)          29
Foreign exchange gains (losses)................         280        256          54       372        (1,076)     (516)         359
Loss before income tax benefit.................      (9,025)   (11,719)    (15,250)  (20,022)      (28,427)   (5,376)      (6,687)
Income tax benefit.............................       2,720         --         586     2,159            --         --          --
Net loss.......................................      (6,305)   (11,719)    (14,664)  (17,863)      (28,427)   (5,376)      (6,687)
Net loss to holders of Common Stock............      (6,305)   (11,719)    (14,664)  (17,875)      (28,940)   (5,510)      (6,776)

Net loss per share.............................       (0.82)     (1.44)      (1.12)    (1.23)        (1.26)    (0.35)       (0.16)
Shares used in computing net loss per share....       7,697      8,137      13,140    14,548        22,948     15,143      40,562

Balance Sheet

Working deficit / capital......................      15,919       (859)      9,290       145       (17,740)  (11,467)     (10,554)
Total assets, less current assets..............      18,569     19,701      24,058    32,592        32,313     28,226      25,691
Total assets...................................      45,379     29,565      41,648    47,394        51,169     38,831      41,523
Long term liabilities, less current portion....       9,958      6,743      14,568    19,480        11,019     16,909       5,634
Total long term debt(1)........................       6,263      4,709      13,428    22,389        21,302     22,291       9,164
Stockholders' equity...........................      24,530     12,099      18,780    13,257        19,884      7,402      22,672

(1) Including capital leases and current portion.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Overview

         PixTech was founded in June 1992 to develop and commercialize field emission displays. Since inception, we have been a development stage company and our operating activities related primarily to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, including Motorola, Inc. and Futaba Corporation, and establishing manufacturing capabilities for our field emission displays.

         Pursuant to a contract manufacturing agreement signed with Unipac in May 1997, and after the adaptation of Unipac's plant, including the addition of certain equipment and the transfer of our manufacturing processes, we are producing fully qualified displays at Unipac. While current shipments of field emission displays are still minimal, we expect to significantly increase the production volumes throughout the year 2000. However, we do not anticipate generating positive gross margins on our sales of products in the year 2000.

         In March 1999, we acquired certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, certain contract rights and cash. The accompanying financial statements reflect the acquisition of assets for a cost of $17,932,000 and the assumption of certain liabilities in the amount of $2,958,000 in consideration of the issuance of 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of our common stock.

         Our revenues from 1999 mainly consist of cooperation and license revenue from funding under grants from the French Government and the European Union. Also, in 1999, we received significant revenue from our contract with Defense Advanced Research Projects Agency, also called DARPA.

         Under a license agreement with the French Atomic Energy Commission, we are obligated to make royalty payments on our product sales and to pass-through a portion of royalties on sales of royalty-bearing products by our sublicensees. Under an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation license agreement signed in 1997, the royalty rates and minimum payments payable to French Atomic Energy Commission were temporarily increased for a period of three years. Royalty amounts accrued under this agreement were:

                  Year                    Royalty Amount
                  ----                    --------------
                  1996                    $ 45,000
                  1997                    $109,000
                  1998                    $308,000
                  1999                    $364,000

Please see our notes to our consolidated financial statements--Note 16--Related Party Transactions.

         All of our expenses to date, except royalties and pass-through expenses payable to French Atomic Energy Commission and tax expenses directly associated with revenues from cooperation and license agreements, have been recorded as operating expenses, since we have not shipped enough products to determine a meaningful cost of products sold category.

         We have incurred cumulative losses of $89 million from inception to March 31, 2000. We have recorded operating losses every quarter since 1996, and we expect to incur additional operating losses. The magnitude and duration of our future losses will depend on a number of factors within and outside of our control, including the rate at which we can successfully manufacture and commercialize our field emission displays, if at all, and the related costs of these efforts. Successful commercialization of our displays will in turn depend on a number of factors, including the successful development of sufficient market demand for our products.

Results of Operations

         Cooperation and license revenues: We recognized revenues under cooperation and license agreements of $1.9 million in 1997 and $1.2 million in 1998; we recognized no cooperation and license agreement revenues in 1999. The significant decrease in cooperation and license revenues in 1997 and 1998 over 1996 reflects the achievement at the end of 1996 of most of our contractual milestones. The cooperation phase of these agreements, which had generated milestone revenues for us, expired in June 1998. In the future, we may derive royalty revenues only under existing cooperation and license agreements. These royalty revenues will be based on licensees' sales, if any, of royalty-bearing products.

         We may grant to third parties royalty-bearing licenses to the field emission display technology cross-licensed to us from our licensees, subject to certain restrictions. Royalties payable to us under these third-party licenses would be shared with the existing licensees.

         In 1997, we entered into a cooperation agreement with a major Japanese cathode ray tube manufacturer to demonstrate a 15-inch field emission display. Revenues generated under this agreement in 1997 and 1998 were included in "Cooperation and License Revenues." In February 1999, we entered into a subsequent cooperation agreement with our cathode ray tube partner. We will not record any significant revenues under this agreement.

         Product Sales: We recognized product sales of $745,000 in 1997, $445,000 in 1998 and $484,000 in 1999. Through 1997, these product sales primarily represented the shipment of a few high-priced field emission display displays and cathodes to customers for evaluation and product development purposes. In 1999, product revenues remained relatively constant compared to 1998, and primarily reflected the shipment of displays to our first volume customer, Zoll Medical.

         We recognized product sales of $86,000 in the three-month period ended March 31, 2000, as compared to $161,000 in the three-month period ended March 31, 1999. In the three-month periods ended March 31, 1999 and 2000, product revenues primarily consisted of shipments of displays sold at volume prices to Zoll Medical. Since the last quarter of 1998, we have begun shipping our field emission displays manufactured by our contract manufacturer, Unipac, to our customers in limited quantities. During the three-month period ended March 31, 2000, unit shipments from Taiwan represented 50% of total shipments, as compared to 45% during the three-month period ended December 31, 1999. We expect an increase of product shipments from Taiwan in the second half of 2000.

         Other Revenues: Other revenues consist of funding under European development contracts, our Defense Advanced Research Projects Agency contract and other miscellaneous revenues. Other revenues were $1.1 million in 1997, $1.9 million in 1998 and $4.9 million in 1999. Of these revenues, $663,000 in 1997 and $1.2 million in 1998 related to a development contract granted in December 1994 from the French Ministry of Industry to support manufacturing of field emission displays. There were no revenues under this contract in 1999. We successfully completed this development contract in 1998 and will not derive any additional revenue from it. We received $2.0 million from Defense Advanced Research Projects Agency in 1999. In addition, we expect to earn development-contract related revenues in 2000, primarily following expected recognition as income of certain amounts which we collected before December 31, 1999, and previously recorded as deferred revenues (See Notes to Consolidated Financial Statements--Note 12--Other and Deferred Revenues).

         We recognized other revenues of $1,904,000 in the three-month period ended March 31, 2000, as compared to $2,000,000 in the same period in 1999. Of these revenues, in the three-month period ended March 31, 2000, $1,868,000 was related to a development contract awarded to us by Defense Advanced Research Projects Agency in August 1999. Under the terms of this Defense Advanced Research Projects Agency contract, we will receive a total amount of approximately $4.7 million to develop a color field emission display of which $3.9 million has been received as of March 31, 2000. In addition to the existing contract, we entered into a second contract with Defense Advanced Research Projects Agency in April 2000. Under the terms of this contract, we will be entitled to receive approximately $6.3 million for the development and demonstration of a 12.1-inch color field emission display.

         Research and Development Expenses--Acquisition of Intellectual Property
Rights: Since inception, we have expensed $4.9 million for the acquisition of intellectual property rights from our licensees and other third parties. In 1999, we expensed $75,000 in connection with a license agreement with Coloray Display Corporation, a California corporation, providing us with a worldwide, non-exclusive royalty-free license to certain technologies related to field emission displays.

         Other Research and Development Expenses: These expenses include salaries and associated expenses for in-house research and development activities conducted both in our pilot manufacturing plant and our research and development facility in Boise, Idaho, the cost of staffing and operating our pilot manufacturing facility and the cost of supporting the transfer and adaptation of our field emission display technology to Unipac, as well as obligations to Commissariat a l'Energie Atomique under the Laboratoire d'Electronique, de Technologie et d'Instrumentation research agreement, and miscellaneous contract consulting fees. As part of the acquisition of Micron Display's assets in May 1999, we hired 44 employees to continue research and development work in the Boise facility, thus reinforcing our field emission display technology development efforts. In addition, the development team located in Santa Clara was moved to Boise with an aim to focus our efforts on the expansion of the large display effort.

         As a result, other research and development expenses increased from $15.4 million in 1997 and $19.2 million in 1998 to $27.2 million in 1999. The increase primarily reflected the costs associated with the research and development activities conducted in Boise following the purchase of Micron Technology, Inc.'s Display Division in May 1999, and the cost of supporting the manufacturing start-up at Unipac.

         We expensed $7.8 million for research and development costs during the three-month period ended March 31, 2000, an increase of 39% over the $5.6 million incurred in the three-month period ended March 31, 1999. These expenses include salaries and associated expenses for in-house research and development activities conducted both in our pilot plant and our research and development facility in Boise, Idaho, the cost of staffing and operating our pilot manufacturing facility and the cost of supporting the transfer and adaptation of our field emission displays technology to Unipac, as well as obligations to Commissariat l'Energie Atomique under the LETI Research Agreement dated September 17, 1992, and miscellaneous contract consulting fees. This increase primarily reflected the costs associated with the research and development activities conducted in Boise following the purchase of Micron Technology, Inc.'s Display Division in May, 1999 and the transfer of field emission displays manufacturing start up at Unipac.

         Sales and Marketing Expenses: We incurred sales and marketing expenses of $1.4 million in 1997, $1.4 million in 1998 and $1.2 million in 1999. Sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe, in order to achieve a successful commercialization phase for our products.

         We expensed $313,000 for sales and marketing during the three-month period ended March 31, 2000, as compared to $351,000 during the three-month period ended March 31, 1999. We believe sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe.

         General and Administrative Expenses: General and administrative expenses amounted to $2.9 million in 1999, an increase of 19% over general and administrative expenses incurred in 1998, which amounted to $2.5 million. The increase primarily reflected the cost associated with the new facility in Boise. General and administrative expenses amounted to $2.4 million in 1997.

         General and administrative expenses amounted to $813,000 in the three-month period ended March 31, 2000, an increase of 11% over general and administrative expenses incurred in the three-month period ended March 31, 1999, which amounted to $730,000, reflecting an increase in consulting expenses.

         Interest Income (Expense), Net: Interest income consists of interest on available and restricted cash. Interest expense consists of interest payable on long-term obligations. Net interest expense was $864,000 in 1999, compared to $708,000 in 1998 and $470,000 in 1997, reflecting the increase in long-term liabilities.

         Interest income is comprised of interest on available and restricted cash. Interest expense is comprised of interest payable on long-term obligations. Net interest income was $29,000 in the three-month period ended March 31, 2000, as compared to an expense of $266,000 in the three-month period ended March 31, 1999, reflecting the decrease in long-term liabilities and improved cash management for short term investments on the money market.

         Currency Fluctuations: Although a significant portion of our revenues are denominated in U.S. dollars, a substantial portion of our operating expenses are denominated in Euros. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in Euros may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. Most of our capital lease obligation is expressed in Taiwanese dollars. Since 1998, fluctuations of the parity of the Taiwanese dollar versus the Euro caused significant foreign exchange gains or losses. We incurred net foreign exchange gains of $54,000 in 1997 and $372,000 in 1998 and a net foreign exchange loss of $1,076,000 in 1999. We cannot predict the effect of exchange rate fluctuations on future operating results. To date, we have not yet undertaken hedging transactions to cover our currency exposure.

         We recorded net foreign exchange gain of $359,000 in the three-month period ended March 31, 2000, as compared to a net foreign exchange loss of $516,000 in the three-month period ended March 31, 1999.

         Income tax: We have recognized French income tax benefits of $8.1 million since our inception, including $797,000 in 1997, $758,000 in 1998 and $43,000 in 1999. These income tax benefits represent tax credits for research and development activities we conducted in France and the benefit of net operating loss carry forward, net of valuation allowance. As of December 31, 1999, we provided for a valuation allowance of $1.5 million against a net deferred tax asset of $2.8 million. We will collect the tax credits for research and development in cash if we are not able to credit them against future income tax liabilities within three fiscal years. We collected $29,000 in 1997 for our 1992 income tax benefits, $2.8 million in 1998 for our 1993 and 1994 income tax benefits and $2.8 million in 1999 for our 1995 income tax benefits.

         In the future, we may not record significant additional tax credit for research and development activities in France, as the benefit is based on increases in eligible research and development expenses in a given year over the two previous fiscal years.

         As of December 31, 1999, our net operating losses carried forward in France were approximately $60.0 million of which $4.8 million will expire in 2000, $5.1 million in 2001, $9.1 million in 2002, $13.3 million in 2003 and $15 million in 2004 if they are not utilized.

Quarterly Results of Operations

The following table presents certain unaudited quarterly financial information for each quarter in 1998 and 1999 and the first quarter of 2000. In the opinion of our management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. Our quarterly results are subject to fluctuations and thus, the operating results for any quarter are not necessarily indicative for any future period.

(amounts in thousands)                                               Three Months Ended
                                                                     ------------------

                                   Mar. 31,  June 30,   Sept. 30, Dec.  31,  Mar. 31,  June 30,   Sept. 30, Dec.  31,  Mar. 31,
                                   --------  --------   --------  ---------  --------  --------   --------- ---------  --------
                                   1998      1998       1998      1998       1999      1999       1999      1999       2000
                                   ----      ----       ----      ----       ----      ----       ----      ----       ----
Revenues:
Cooperation and license
revenues.......................    $     --   $  1,001  $    238  $     --   $     --   $     --  $     --   $     --   $    --
Product sales..................          21         66       135       223        161        178        71         74        86
Other revenues.................       1,232        311       225       200      2,000        314       877      1,717     1,904
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------
                                      1,253      1,378       598       423      2,161        492       948      1,791     1,990
Cost of revenues:
License fees and royalties.....         (79)      (122)      (80)      305        (87)       (85)      (82)      (107)      (88)
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------
Gross margin: .................       1,174      1,256       518       728      2,074        407       866      1,684     1,902
Operating expenses:
Research and development.......       3,925      4,553     5,107     5,829      5,587      6,616     7,210      7,843     7,851
Sales and marketing............         339        354       371       369        351        329       338        261       313
General and administrative.....         637        586       639       653        730        772       787        694       813
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------

Total operating expenses.......       4,901      5,493     6,117     6,851      6,668      7,717     8,335      8,798     8,977
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------

Loss from operations...........      (3,727)    (4,237)   (5,599)   (6,123)    (4,594)    (7,310)   (7,469)    (7,114)   (7,075)
Interest income (expense),
net............................         (80)      (174)     (208)     (246)      (266)       (98)     (244)      (256)       29

Foreign exchange gain (loss)...         285        424       844    (1,181)      (516)      (621)      112        (51)      359
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------

Loss before income tax
benefit........................      (3,522)    (3,987)   (4,963)   (7,550)    (5,376)    (8,029)   (7,601)    (7,421)   (6,687)

Income tax benefit.............          --         --     1,047     1,112         --         --        --         --        --
                                   --------   --------  --------  --------   --------   --------  --------   --------   -------

Net income (loss)..............    $ (3,522)  $ (3,987) $ (3,916) $ (6,438)  $ (5,376)  $ (8,029) $ (7,601)  $ (7,421)   (6,687)
                                   ========   ========  ========  ========   ========   ========  ========   ========   -------

Liquidity and Capital Resources

         Since inception through December 31, 1999, we have used $49.9 million in cash to fund our operations, and $28.3 million in capital expenditures and investments. Through December 31, 1999, we have funded our operations and capital expenditures primarily from sales of $92.6 million of equity securities and $21.0 million of proceeds from borrowings and sale-leaseback transactions.

          In 1999, we used $17.9 million in cash and $1.2 million in capital expenditures and investments to fund our operations. This increase was caused by the increase in operating expenses associated with start-up costs at Unipac and with the funding of the operations in Boise.

         Cash used in operations was $3.9 million during the three-month period ended March 31, 2000, as compared to $6.1 million in the three-month period ended March 31, 1999. This decrease is a result of significant revenues received from Defense Advanced Research Projects Agency, offset by an increase in expenses incurred by our research and development team in Boise, Idaho. We also had a decrease in deferred offering costs and deferred revenues.

     We have used $53.9 million in cash to fund our operations since inception through March 31, 2000 and have incurred $23.4 million in capital expenditures and investments.

     As of December 31, 1999, we had commitments for capital expenditures of approximately $840,000. Capital expenditures were $1.1 million in 1997, $1.8 million in 1998, and $1.2 million in 1999. Capital expenditures exclude the assets acquired pursuant to the purchase of Micron Technology, Inc.'s Display Division in May, 1999 as those assets were acquired for the issuance of our common stock. Capital expenditures also exclude assets acquired under capital lease obligations.

     Capital expenditures were $761,000 during the three-month period ended March 31, 2000 as compared to $40,000 during the same period in 1999. These capital expenditures exclude assets acquired under capital lease obligations. During the three-month period ended March 31, 2000, capital expenditures remained focused on limited capacity expansion in the Boise, Idaho manufacturing facility. Implementing volume production at Unipac's manufacturing plant required significant capital expenditures. Pursuant to the foundry agreement, Unipac funded a $14.7 million capital expenditure for equipment. A portion of that equipment is leased to us and amounted to $10.7 million as of March 31, 2000. We expect that additional capital expenditures will be required in 2000 and in 2001 to increase capacity at Unipac and to complete implementation of manufacturing processes, both for monochrome and color products.

     Implementing volume production at Unipac's manufacturing plant required significant capital expenditures. Under the foundry agreement with Unipac, Unipac acquired and funded $14.9 million of capital expenditures for equipment only. Unipac leases a portion of that equipment to us, which amounted to $11.2 million as of December 31, 1999.

     Restricted cash amounted to $10.1 million in 1998 and to $7.5 million in 1999. Restricted cash is related to the security interest that we granted to Unipac pursuant to the foundry agreement, in relation to the purchase and funding by Unipac of volume field emission displays production equipment. The bank guaranty that we provided to Unipac is expected to decrease to match the net amount of equipment leased by Unipac to us. Both the amounts of this bank guaranty and the corresponding security interest to the banks are expected to continue decreasing in the future.

     During the three-month period ended March 31, 2000, restricted cash was reclassified as cash available in the amount of $5.6 million. Restricted cash was related to the security interest corresponding to the guaranty granted to Unipac in relation to the purchase and funding by Unipac of volume field emission displays production equipment. In March 2000, pursuant to an agreement dated December 17, 1999 signed with Unipac, the guaranty to Unipac was reduced by $5.0 million in consideration of a payment in cash of same amount to Unipac. Pursuant to the terms of this agreement, this $5.0 million payment will be considered as a prepayment against our future payments to Unipac concerning the equipment leased by Unipac to us. Consequently, the amount of the security interest to the banks was reduced by the same amount and amounted to $1,875,000 at March 31, 2000.

     We have existing contracts with French authorities providing for the payment of grants totaling approximately $4.0 million, which were fully paid to us as of December 31, 1998. In 1997 and January 1999, we entered into two research and development agreements with French authorities. Under these agreements, we expect to benefit from zero-interest loans totaling approximately $3.0 million, of which we received $2.0 million during 1999, and of which we expect to receive $1.0 million in 2000.

     In November 1998, we entered into an research and development agreement with French authorities. Under this agreement, we expect to receive a total grant of approximately $679,000, of which $196,000 was received in 1999, $202,000 was collected in the three-month period ended March 31, 2000, and $280,000 are expected to be collected in September 2000. The $196,000 and $202,000 collected in 1999 and in the three-month period ended March 31, 2000, respectively, were not recognized as income as all conditions stipulated in the agreement were not met.

     In February 1997, we entered into a research and development agreement with the European Union and other European industrial companies. The contribution of the European Union to our costs under this agreement amounted to $941,000 over the period. We received $423,000 in 1997, $293,000 in 1998 and $216,000 in 1999
from this contribution.

     Since inception, we recognized French income tax benefits of $8.1 million. These income tax benefits represent tax credits for research and development activities conducted in France, which are paid in cash if we are not able to credit them against future income tax liabilities within three fiscal years. In 1998, we collected $2.5 million, representing research and development tax credits recorded in 1993 and 1994. In April 1999, we collected $2.7 million from research and development tax credits recorded in 1995. We expect to collect $1.1 million in the second quarter of 2000, in connection with the R&D tax credit recorded in 1996.

     On August 5, 1999, Defense Advanced Research Projects Agency awarded a development contract to us. Under the terms of the contract, we may receive approximately $4.7 million to develop a color field emission display, of which we have already received $1.5 million in 1999. On April 3, 2000, we announced that the Defense Advanced Research Projects Agency had awarded a new development contract to us, under which we will receive approximately $6.3 million for the development and demonstration of a full color, full video rate, 12.1-inch field emission display.

     On January 25, 2000, we signed an agreement with Audi and other partners to jointly design, develop, test and deliver a 7-inch color field emission display for automotive applications. This agreement is part of the European Commission IST program. Under the terms of this agreement, we will receive funding of approximately $1.7 million, of which $600,000 are expected in 2000.

     Since our inception, we have funded our operations and capital expenditures primarily from the proceeds of equity financing aggregating $95.9 million and from proceeds aggregating $21.0 million from borrowings and sale-leaseback transactions.

     We generated $21.0 million in cash flows from financing activities in 1999, as compared to $9.4 million in 1998. These financing consisted primarily of sales of shares of common stock, resulting in net proceeds us of $25.1 million (net of issuance costs). Cash flow generated from financing activities exclude non-cash transactions related to:

 .  the issuance of 14,000 shares of our common stock to Coloray Display
   Corporation with a value of $50,000; see "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity"; and
 . the dividends attached to the shares of convertible preferred stock in the amount of $512,000; see "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity".

     In consideration of the 7,133,562 shares of common stock and the warrant to purchase 310,000 shares of our common stock issued in connection with the purchase of Micron Technology, Inc.'s Display Division in May, 1999, we received certain assets, assumed certain liabilities, and collected $4.3 million in cash. Cash flows generated from financing activities in 1999 excluded non-cash transactions related to the acquisition of these assets and the assumption of these liabilities, and resulted in net proceeds to us of $3.8 million (net of issuance costs). In addition, cash flows generated from financing activities included the sales of shares of common stock in a private placement in January 1999, resulting in net proceeds of $352,000.

     On August 9, 1999, we entered into a private equity line agreement with Kingsbridge Capital Ltd. Under the terms of the equity line agreement, we have the irrevocable right, subject to certain conditions to draw up to $15 million cash in exchange for common stock, in increments over a two-year period. We began to draw down the equity line agreement in 1999, resulting in net proceeds of $824,000. During the three-month period ended March 31, 2000, we issued 933,625 shares of Common Stock, representing $2,946,000 (3,000,000 less issuance costs of $54,000). Through March 31, 2000, out of the maximum amount of $15.0 million under the equity line agreement, we have drawn a total amount of $4.0 million.

     On October 15, 1999, we completed a $20 million equity private placement with Unipac Optoelectronics Corporation. Under the term of this agreement, Unipac received 12.4 million shares of common stock. On February 29, 2000, we entered into an amendment to this agreement under which we would sell an additional 9,320,359 shares of our common stock to United Microelectronics Corporation for $15 million in a private placement approved by our stockholders at a special meeting on January 18, 2000. Completion of this $15 million offering required clearance under or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On April 24, 2000, we received notice from the Unites States Federal Trade Commission that we had been granted early termination of the waiting period. The sale to United Microelectronics was then completed.

     Cash flows used by financing activities were $2.5 million in the three-month period ended March 31, 2000, as compared to $75,000 generated in the three-month period ended March 31, 1999. This net cash flow in the first quarter of 2000 consisted of sales of shares of common stock, resulting in net proceeds of $3.3 million, while repayment of long term liabilities amounted to $5.8 million, including the $5.0 million prepayment made to Unipac. Cash flows used in financing activities in the three-month period ended March 31, 2000 excluded non-cash transactions related to (i) the conversion into shares of our common stock of the convertible loan with Sumitomo Corporation in the amount of $3.9 million,
(ii) the conversion into shares of our common stock of the loan with Sumitomo Corporation in the amount of $2.5 million, both resulting in a decrease of our long term liabilities. Cash flows generated from financing activities included
(i) the sales of shares of common stock under the Kingsbridge equity line, resulting in net proceeds of $2.9 million, and (ii) the exercise of options under the 1993 stock option plan, resulting in net proceeds of $350,000, but excluded non-cash transactions related to the conversion of 266,297 series E convertible preferred stock in March 2000.

     Long-term liabilities increased by $2.0 million in 1999, representing two zero-interest loans granted to PixTech by French local authorities. Of the repayments occurring in 1999, $2.5 million were related to the repayment of the $5.0 million note issued to PixTech in 1997 by Sumitomo Corporation.

     Cash available at March 31, 2000 amounted to $12.3 million as compared to $14.6 million at December 31, 1999. We expect that cash available at March 31, 2000, together with the $15.0 million received from the private placement with United Microelectronics Corporation, and not reflected in the March 31, 2000 balance sheet, the anticipated proceeds from the Kingsbridge equity-based line of credit, and cash from various grants and loans described above and from R&D tax credits, will be sufficient to meet our cash requirements, including repayment of the current portion of our long-term obligations in the amount of $2.7 million at March 31, 2000, for the near future.

     We will require substantial funds to conduct research, development and testing, to develop and expand commercial-scale-manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond levels we currently anticipate will also require further investment. Our capital requirements will depend on many factors, including the rate at which we can develop our products, the market acceptance of our products, the levels of promotion and advertising required to launch our products and attain a competitive position in the marketplace and the response of competitors to our products. Funds for these purposes, whether from equity or debt financing, or other sources, may not be available when needed or on terms acceptable to us.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The market risk exposure inherent to our international operations creates potential for losses arising from adverse changes in foreign currency exchange rates. We are exposed to this foreign currency exchange rate risk in two main areas: (i) a substantial portion of our operating expenses are and are expected to be denominated in Euros, (ii) most of our capital lease obligation is expressed in Taiwanese dollars. Fluctuations of the parity of the Taiwanese dollar versus the Euro or the U.S. dollar may cause significant foreign exchange gains or losses. In addition, gains and losses arising from the conversion to U.S. dollars of assets and liabilities denominated in Euros or in Taiwanese dollars may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. To date, we have not undertaken hedging transactions to cover our currency exposure. We are also exposed to interest rate risks in connection with certain long-term debt. We do not, however, enter into market sensitive instruments for trading purposes.

                                 OUR BUSINESS


General

     PixTech, Inc. was incorporated in Delaware in November 1993 as the parent company of PixTech S.A., a French corporation formed in June 1992. Our principal executive offices are located at Avenue Olivier Perroy, 13790, Rousset, France and at 2700 Augustine Drive, Suite 255, Santa Clara, California. Our main telephone numbers are 011-33-(0)442-29-10-00 and (408) 986-8868, respectively.

     We are dedicated to commercializing our field emission displays, a new type of flat panel displays. We expect that field emission displays will provide higher viewing quality, lower manufacturing costs and more efficient power consumption than current flat panel display technologies.

     In 1992, we exclusively licensed key patents from an electronics research institute, Laboratoire d'Electronique, de Technologie et d'Instrumentation, and since then, have focused on advancing field emission display technology toward high volume manufacturing and wide market acceptance.

     Since PixTech's inception, our strategy has been to collaborate with other parties in order to accelerate the development of field emission display technology and to optimize financial and employee resources to achieve our objective. Initially, we applied this strategy to the area of fundamental research and product development by licensing our technology to certain display manufacturers, including Futaba Corporation and Motorola, Inc. After completing the development and initial commercialization of our first product, we applied this collaboration strategy towards our manufacturing efforts. We have established a manufacturing relationship with Unipac, a Taiwanese liquid crystal display manufacturer. This has accelerated the time to manufacturing as well as reduced the investment costs needed for the volume manufacturing activities of field emission displays. During 1999, we concentrated our efforts on establishing a volume manufacturing process at this facility.

     The Montpellier team was instrumental in successfully transferring the technology from the pilot facility in Montpellier to the production facility in Taiwan by providing experienced individuals and the basic "know-how". Extensive collaboration between the two facilities was critical and necessary to achieve the overall set goal, which enabled the Unipac facility to produce fully qualified products. At the same time, our Montpellier organization continued its low volume display production. Since the fourth quarter of 1999, we have been shipping fully qualified products to our customers (manufactured 100 % in Taiwan). To date no other company has been able to reach this level of commercialization of field emission technology.

     In August 1999, an existing Defense Advanced Research Projects Agency contract from the U.S. Department of Defense was transferred from Micron Technology, Inc. to PixTech. In November 1999, three months after the contract was transferred to PixTech we were able to complete the development of 12.1-inch monochrome displays and delivered two of them to the responsible U.S. Government agency for initial testing. The displays were cooperatively manufactured at our pilot line in Montpellier and at our new facility in Boise, Idaho.

     We are currently focused on:

     .  increasing production yields at the Unipac facility;

     .  expanding our customer base and product offering; and

     . continuing our larger size display development for various future applications.

The Flat Panel Display Market

     According to Stanford Resources, Inc., a display market research organization, the market for flat panel displays is expanding rapidly and projected to grow from $15 billion in 1999 to $35 billion in 2005, this represents a compounded growth rate of 13% per year.

     Driving forces for this growth include existing applications, such as laptop computers, handheld computers, handheld organizer products, and industrial equipment. New applications, such as flat TV's, automotive applications and desktop computer terminals, are expected to see high growth as well as new emerging applications such as wireless web appliances. The "information age" is not only driving computer and communication technology but also the human interface to those technologies.

     As viewing quality improves and cost decreases, we expect flat panel displays to capture more and more of the total display market. Field emission technology has the potential to successfully penetrate major parts of this market.

     Currently, cathode ray tubes have a majority of the total display market with over 58% of the total display market in dollar terms, according to Stanford Resources, Inc. Despite the fact that cathode ray tubes offer the lowest cost per display today, limitation on weight, size and power dissipation is expected to reduce their market position to 43% by 2005, according to Stanford Resources, Inc. Today, active matrix liquid crystal displays are the technology of choice for the applications where we believe field emission displays will have a successful entry. After many years of continuous development with hundreds of millions of dollars of research and development expenses, active matrix liquid crystal displays still have viewing quality deficiencies compared to cathode ray tubes and field emission displays.

     We believe that emerging field emission display technology has the potential to address many of the shortcomings of active matrix liquid crystal displays. The following table summarizes some of the differentiating characteristics of cathode ray tube, active matrix liquid crystal display and field emission display technologies(1):

                                                                ACTIVE MATRIX LIQUID
    CHARACTERISTICS                CATHODE RAY TUBE               CRYSTAL DISPLAY           FIELD EMISSION DISPLAY
    ---------------                ----------------               ---------------           ----------------------
Viewing angle                   Very wide horizontal and     Wide horizontal, limited     Very wide horizontal and
                                vertical                     vertical                     vertical

Video speed                     High speed over full         Adequate speed over          High speed over full
                                temperature range            limited temperature range    temperature range

Brightness range                From low to very high,       From low to medium,          From low to very high,
                                easy to dim                  limited dimming              easy to dim
                                                             capabilities

Dynamic range *                 High                         Limited                      High

Operating temperature           Wide range                   Limited range due to         Wide range and instant-on
                                                             liquid crystal behavior      at low temperature

Power consumption               High                         Current industry standard    Comparable to current
                                                                                          industry standard

Manufacturability               Mature process offering      Complex process              Early stage of
                                lowest cost                                               manufacturing development
                                                                                          Fewer process steps than
                                                                                          active matrix liquid
                                                                                          crystal display

* Dynamic range results from a combination of contrast and peak brightness.

(1) The information set forth in this table is based upon our assessment of existing cathode ray tube and active matrix liquid crystal display products when compared to field emission display products and prototypes manufactured at our pilot plant. We cannot assure you that field emission displays, if manufactured in commercial quantities, will achieve these performance characteristics on a cost-effective basis.

Technology

     The basic principle used in field emission displays is the same as in conventional cathode ray tubes. In both technologies, negatively charged electrons are extracted from a source, known as the cathode, and collected by a phosphor-coated screen, known as the anode, which is held at a positive voltage to accelerate electrons. The electrons travel in a vacuum between the cathode and the anode. The phosphor coating is a cathodoluminescent material, meaning that it emits light when hit by electrons. Color is created by using different colored phosphors and by directing the electrons so that they address each different color phosphor separately.

     In a field emission display, each picture element, known as a pixel, on the screen has multiple electron sources from an array of electron-emitting microtips. The emitting cathode surface, organized into a matrix of rows and columns, is held closely to the receiving anode. Selection of cathode row and column voltages determines which pixel will be illuminated.

     A field emission color display needs three sub pixels for each pixel to compose the color. In order to achieve the luminance value required, a higher anode voltage is needed when compared to monochrome displays. The potential additional technology issues to be mastered by using a higher anode voltage require different sealing and spacer technologies. Our cathode technology can be used for both, low and high anode voltage technologies. Our originally developed cathode and low anode voltage technology combined with the technology acquired from Micron gives us a base foundation of technologies which we can implement into a wide variety of future products.

Strategy

     Our strategy is to develop, manufacture and market flat panel displays using field emission technology as the key product attribute compared to our competition.

Market Entry

     Our market entry strategy is to focus on niche applications where the unique performance of our field emission displays, such as wide viewing angles, high contrast ratio and low power consumption are highly valued by the customer and have not yet been equaled by other display technologies. Applications such as portable medical devices, industrial equipment, and applications where cathode ray tubes are still used due to viewing quality requirements, have display costs that represent a small percentage of the total equipment cost. In addition, these applications generally have small to medium volume requirements that we will be able to serve from our manufacturing partner in Taiwan. We expect that 4 to 8-inch (diagonal), monochrome field emission displays for industrial usage will provide the majority of product revenues for the next two years.

Increase Market Penetration

     To increase market penetration, product revenues and profitability, we intend to launch additional products with larger volumes, and capture consumer oriented market segments. We have targeted the various applications in the automobile market sector, which are currently using a variety of display technologies. This market is expected to grow very fast with major car manufacturers adopting an aggressive strategy to incorporate flat panel displays in their respective applications. Field emission displays' wide operating temperature range, wide viewing angle and environmental friendly technology will play a major role in penetrating this large market segments. We are currently participating with a large automotive manufacturer and several other companies in a European supported development program to develop a specific 7-inch field emission display for an automotive application. If we are successful during the development phase, we will have positioned ourselves with a system integrator and automotive manufacturer with high volume needs.

Research And Development Effort

     The development of field emission display manufacturing processes and products require a significant ongoing effort. Since inception, we have leveraged the development activities of Laboratoire d'Electronique, de Technologie et d'Instrumentation, where we have obtained an exclusive license of many key patents. With increased development efforts and a shift of our priorities to volume manufacturing, our relationship with Laboratoire d'Electronique, de Technologie et d'Instrumentation remains vital.

     Our Montpellier team will concentrate activities on cathode development, process architecture, process flow and product development. Our Boise team will focus on its strengths: anode, sealing and spacer technology, and will concentrate on the back-end part of the color and large display process development programs.

Our Licensing Program

     Between 1993 and 1995, we entered into bilateral cooperation and license agreements with Motorola, Futaba, Raytheon and Texas Instruments to advance field emission displays technology. These agreements provided each of these companies with a license, subject to certain limitations, to all field emission displays technology owned by PixTech, Laboratoire d'Electronique, de Technologie et d'Instrumentation and the other parties. These agreements gave us a royalty-free license to any field emission displays technology held within the group during the term of the agreements, with certain rights to sublicense. In addition, we received milestone revenues during the cooperation phase. The agreement with Texas Instruments was terminated in March 1996, but we maintained the license to Texas Instruments' field emission display technology. We believe that one of our existing licensees, Raytheon Company, may have suspended its internal program to develop field emission displays.

         Although the cooperation phases of these agreements have all ended, we are granted royalty-free licenses to all field emission display technology owned by each party at the end of each respective cooperation period, with certain rights to sublicense. We are also entitled to royalties on future sales by any of these licensees of any field emission display products, which are based on our technology.

Micron

     In May 1999, we purchased certain assets and liabilities of Micron Technology's Display Division in Boise, Idaho. At the same time, we hired 44 Micron employees who have continue to work in the Boise facility. Since that time additional development personnel from Santa Clara have been relocated to Boise, and the integrated team will continue to focus on color products and large displays.

     In connection with our acquisition, we were granted a ten-year, worldwide royalty-free license to Micron's field emission display-related patents and patent applications, and lease Micron's facility which had been used by Micron's Display Division.

Manufacturing

     Our present strategy is to outsource volume manufacturing. In 1997, we entered into a contract manufacturing agreement with Unipac, a Taiwanese liquid crystal displays manufacturer and an affiliate of United Microelectronics Corporation, Taiwan's second largest semiconductor manufacturer. This relationship, using existing clean room facilities, existing infrastructures and some of the equipment commonly used in liquid crystal displays and the field emission displays process, and was determined to be the fastest way to volume manufacturing maximizing the lowest equipment investment costs. Under this agreement, we will purchase displays from Unipac on a cost plus basis after the field emission display process is installed and certain production criteria are met. During the start-up phase, PixTech will bear all costs associated with this activity. After the production phase is reached, Unipac has the responsibility to take care of volume expansion investments to meet PixTech's demand of field emission display products. We intend to install a profit sharing mechanism to motivate Unipac to work on yield improvements and other cost reduction programs.

     In 1998, we installed all of the field emission display specific equipment at the Unipac facility and started to transfer the process from the pilot line in Montpellier. This task was more complicated than originally expected due to the fact that key equipment was different and they each required specific process calibration programs. In 1999, we needed to change a key piece of equipment. After completion of this activity, the quality of the manufactured displays improved to a level, which is comparable to the quality of the products manufactured in our pilot line in Montpellier. Since the fourth quarter of 1999, we have been able to ship fully qualified products to our customer in the U.S. on a weekly basis.

     In 2000, we will concentrate on yield improvements, cycle time reduction and increased production line loading. At the present time, we do not expect to meet our manufacturing cost objectives on a per unit base before 2001. Presently, it is our intention that we produce our 7-inch color product at Unipac as soon as the development in Montpellier is completed and the market demand supports this activity.

Large Display Development Activity

     In 1998, we were able to demonstrate the world's first 15-inch color field emission display. This was a program to understand the technology requirements for a large field emission display.

Since that time, we have started a development program with a major Japanese cathode ray tubes manufacturer with the goal to develop a 17.0-inch XGA display for the desktop computing market.

     After the transfer of the Defense Advanced Research Projects Agency contract from Micron to PixTech, we developed a 12.1-inch monochrome display and are in the final development phase of a same size color display. We believe that the requirements for future desktop computing, include full motion video, wide viewing angle, fast response for computer games, can be met with field emission technology. We also believe that the emerging market of wireless web appliances requires the same kind of display performance characteristics.

Products

     Our current available product is a 5.2-inch monochrome display. This display has 320 lines and 240 columns (1/4 Video Graphic Adapter (VGA) format), a pixel pitch of 0.33 millimeters, and a viewing angle or more than 160 degrees both horizontally and vertically. Its brightness varies over a range from 120 to 240 candelas per square meter (cd/m2). Its power consumption is approximately
2.4 watts, depending on the content of the image, and its weight is less than 200 grams.

     We expect to sell the first samples of our full color 5.6-inch display, which is currently under development, to customers in the automotive industry. In addition, we intend to expand our product range within the 4 to 8-inch display market segment.

Marketing and Sales

     Target Segments We are currently marketing our 5.2-inch monochrome displays directly to original equipment manufacturers in the instrumentation, medical and military market segments where the benefits of our products are highly valued. We have not targeted high volume consumer application market segments yet, which are large but extremely price competitive. Furthermore, these market segments require volume commitments, which are beyond our present capabilities.

     Pricing We believe that field emission displays will provide significant quality and operational advantages compared with competing flat panel displays. Therefore, we believe that we can achieve premium pricing for the near future. This allows us to reach more economical production levels at a time we have to compete on both pricing and features.

     Distribution and Sales We intend to achieve sales coverage through a combination of the following three areas:

     . direct sales and marketing force which will address major original equipment manufacturing customers in the U.S. and Europe;
     . a network of sales representatives to expand coverage mainly in the U.S.; and
     . a network of distributors to address specific areas of the worldwide market and to offer technical and commercial customer support.

We have granted exclusive distribution rights to Sumitomo in Japan to cover the Japanese market.

     Customers To date, we have sold samples of our displays to more than one hundred customers, mostly based in the United States and in Europe. Since early 1998, a large percentage of our products were shipped to Zoll Medical Corporation, a U.S. medical equipment manufacturer, which markets a portable defibrillator incorporating our field emission displays. We received a purchase order to deliver 50,000 displays to Zoll Medical over a 5-year period. Zoll Medical uses the screens as a key differentiator against competing products using liquid crystal display screens, emphasizing some of the key characteristics of field emission displays, including brightness and viewing angle. We are negotiating with potential new customers, and we believe that we can book new orders when the units' shipments from Unipac exceed the units' deliveries to Zoll Medical.

     Our marketing strategy for our color and large screen products will initially differ from the above-described strategy. We believe that the uniqueness of the field emission display requires a close cooperation with potential customers at the development phase. Therefore, our initial products aimed for volume manufacturing will be developed with a leading customer in the target market such as a major cathode ray tubes manufacturer in Japan for the 17-inch XGA product, Audi in Germany for the initial 7-inch product. We have not selected a potential partner for the emerging 10 to 12-inch web appliance market yet.

Competition

     The flat panel display market is intensely competitive in all product sizes and applications. It is currently dominated by liquid crystal technology. Liquid crystal display manufacturers, such as Sharp, NEC and Hitachi, have greater brand and name recognition than we have and they have substantially more financial, technological and marketing resources. Substantial investments are still being made by these companies to improve liquid crystal display technologies. Liquid crystal displays manufacturers have focused on enhancing their manufacturing processes, built more manufacturing facilities and developed new equipment for larger size substrates, ultimately increasing their display outputs resulting in an overall increase in flat panel display manufacturing capacities. This, coupled with the entrance of new competitors and other flat panel display technologies can cause an `over-supply' situation leading to reductions in the average selling price of flat panel displays. To effectively compete, we may be required to continuously increase the performance of our products and reduce prices. In the event of price reductions, our ability to maintain gross margins would depend on our ability to effectively reduce our cost of sales.

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies. These technologies include:

     .    passive matrix liquid crystal displays;
     .    active matrix liquid crystal displays;
     .    vacuum fluorescent displays;
     .    electroluminescent panels; and
     .    plasma panels.

     Our cooperation phase with Futaba concluded in January 1997 and June 1998, with Motorola. However, both of them continue their development and investments in field emission display technology. In the future, we expect to face competition from both Futaba and Motorola. In addition, some of the basic field emission display technology is now in the public domain and, as a result, we have a number of additional potential direct competitors developing field emission displays.

     We are aware of several other companies that are developing field emission display technologies similar to ours, including but not limited to:

  .  Sony;
  .  Fujitsu;
  .  Samsung;
  .  Candescent;
  .  FED Corporation; and
  .  SI Diamond Technology Incorporated.

     Many of these companies have made, and may continue to make, significant advancements to their respective field emission display technologies.

Patents and Trade Secrets

     Our fundamental technology was developed by Laboratoire d'Electronique, de Technologie et d'Instrumentation and licensed to PixTech in 1992. Under this license agreement, which has a term of twenty years, Commissariat a l'Energie Atomique granted us an exclusive, worldwide, royalty-bearing license, with right to sublicense all of field emission display technologies developed by Commissariat a l'Energie Atomique including Laboratoire d'Electronique, de Technologie et d'Instrumentation.

     Taking into account PixTech's own patent portfolio and license agreements signed with Commissariat a l'Energie Atomique, Motorola, Texas Instruments, Futaba, Raytheon, Coloray and Micron, we hold or have licensed 1,545 patents and pending patent applications as of December 31, 1999. This represents a total of 784 original patents and pending patent applications, of which 401 are U.S. patents, 290 are U.S. pending patent applications and 93 are foreign patents or pending patent applications. As further development continues, we expect to file additional patent applications as appropriate.

Employees

     As of March 31, 2000, we had approximately 208 employees worldwide, of whom 65 were in research and development, 105 in process development and production, 7 in marketing and sales, and 31 in administrative positions.

     In addition, as of March 31, 2000, Laboratoire d'Electronique, de Technologie et d'Instrumentation had 11 full-time employees working exclusively for our research and development program. Unipac had 68 full-time employees working exclusively on the start-up of our field emission display manufacturing process while relying on other manufacturing employees to perform a significant portion of the manufacture of field emission displays.

     We believe that our future success will depend, in part, on our ability to attract and retain highly skilled technical, marketing and management personnel. Management believes that its employee relations are good.

                                   MANAGEMENT

     Directors and Executive Officers

     As of March 31, 2000, our directors and executive officers were as follows:

Name                     Age   Position held with us
----                     ---   ---------------------
Jean-Luc Grand-Clement   60    Chairman of the Board of Directors
Dieter Mezger            56    President, Chief Executive Officer and Director
James J. Cathey          35    Vice President, Business Development & Marketing
Donald E. Crim           57    Vice President, Manufacturing, Taiwan
Michel Garcia            52    Vice President, Industrial Partners
Jean-Jacques Louart      50    Vice President, Operations
Marie Boem               49    Chief Financial Offier
John A. Hawkins          39    Director
Andre Borrel             63    Director
Ronald J.  Ritchie       58    Director

Each officer's term of office extends until the first meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified.

     Jean-Luc Grand-Clement, a founder of PixTech, has been our Chairman of the Board of Directors since our inception in 1992. Mr. Grand-Clement was our President through March 1998 and our Chief Executive Officer through January 1999. Prior to founding PixTech, Mr. Grand-Clement co-founded European Silicon Structures, a European applications specific integrated circuit supplier for cell based and full custom semiconductor products, and served as Chief Executive Officer and then as Chairman of the Board of Directors of European Silicon Structures from its founding in 1985 until 1991. From 1967 to 1978 and from 1982 to 1985, Mr. Grand-Clement held various positions with Motorola, Inc., most recently as Vice-President and Assistant General Manager of the Motorola European Semiconductor Group from 1983 to 1985. From 1978 to 1982, Mr. Grand-Clement was the Managing Director of Eurotechnique, a metal-oxide semiconductor design and fabrication joint venture between National Semiconductor and Saint-Gobain. Mr. Grand-Clement graduated from Ecole Nationale Superieure des Telecommunications in Paris.

     Dieter Mezger joined PixTech in March 1998 as President and was elected Chief Executive Officer in January 1999. Between 1996 and 1998, Mr. Mezger worked as a marketing consultant in California. Between 1990 and 1996, Mr. Mezger was President of Compass Design Automation, a wholly owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for integrated circuits designs. From 1984 to 1990, Mr. Mezger established VLSI's European presence in Munich, building the European marketing and sales organizations, design centers, research and development operations, as well as its finance and human resources departments. Mr. Mezger simultaneously built VLSI's wireless and Global System for mobile communication businesses. Prior to joining VLSI, Mr. Mezger career included fifteen years with Texas Instruments, where he rose to the position of Manager, Sales and Marketing, Europe. He holds a B.S. in engineering from the University of Stuttgart.

     James J. Cathey has been our Vice President, Business Development & Marketing since May 1999. Mr. Cathey served as Vice President Sales and Marketing for the Display Division of Micron Technology, Inc., from 1994 to 1999. From 1991 to 1994, Mr. Cathey was Vice President Sales and Marketing for G2, Inc., a software development company. From 1989 to 1991 he was key accounts manager for Micron Technology's memory applications group. Mr. Cathey holds a B.A. in Marketing from Boise State University.

     Donald E. Crim has been our Vice President, Manufacturing, Taiwan since April 1999. From June 1988 to December 1995, Mr. Crim was senior vice president wafer fabrication and technology at Silicon Systems, Inc. Over that period, he grew the manufacturing activities to support sales growth from $100 million to $400 million. His responsibilities included overseeing all semiconductor wafer manufacturing, technology development and wafer foundry services. Additional responsibilities included establishing outside foundry suppliers in Taiwan, Japan, Korea, Singapore and USA. Since June 1998 and in 1996, Mr. Crim was a consultant for several companies. His customers included IBM, Dallas Semiconductor, Tower Semiconductor and others.

     Michel Garcia, a founder of PixTech, has served as our Vice President, Industrial Partners since August 1995. From inception to August 1995, he had served as Vice-President of Equipment Engineering. In 1986, Mr. Garcia founded Microsolve, a semiconductor processing equipment company, which he managed for five years. From 1981 to 1985, he served as operations manager at Eurotechnique; from 1979 to 1981, he served as fab process manager at Eurotechnique, and from 1977 to 1979 he served as a process engineer at Motorola. In 1970, Mr. Garcia graduated from Ecole Nationale Superieure d'Electronique et de Radioelectricite de Grenoble, and he received a degree of Doctor of Microelectronics from Grenoble University.

     Jean-Jacques Louart joined us in May 1997 as Vice-President of Operations. Mr. Louart served as Quality Director of LX Management, a consultant agency, from 1995 to 1997. From 1993 to 1995, he was president of SIP, an equipment engineering company. Prior to that, Mr. Louart spent 18 years with IBM, holding process and manufacturing management positions. Mr. Louart graduated from Ecole de l'Air and holds a management degree from CPA, Paris.

     Marie Boem was appointed Chief Financial Officer in February 2000. Prior to joining us, Mrs. Boem served as Director of Finance of Compass Design Automation, a wholly owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for IC designs from 1991 to 1998. She has also held the positions of International and European Controller for Compass. Mrs. Boem joined Compass from VLSI Technology, Inc. where she was the Financial Controller for the Western Europe organization and for the European Research and Development Center from 1987 to 1991. Prior to joining VLSI, Mrs. Boem was Finance Controller with National Semiconductor, from 1984 to 1987. Mrs. Boem holds a Master of Professional Accountancy and a Bachelor Degree in Business Administration from Toulouse University.

     John A. Hawkins has been one of our directors since 1994. Since August 1995, Mr. Hawkins has been a managing partner of Generation Capital Partners, L.P., a private equity firm. From 1992 until August, 1995, Mr. Hawkins was a general partner of various funds affiliated with Burr, Egan, Deleage & Co. He is currently a limited partner of various funds associated with Burr, Egan, Deleage & Co. He was an associate at Burr, Egan, Deleage & Co. from 1987 to 1992, prior to which he was an associate with Alex Brown & Sons Incorporated. Mr. Hawkins is a director of P-Com, Inc., a telecommunications company, and HotJobs.com, Ltd., an internet recruiter. Mr. Hawkins holds degrees from Harvard College and Harvard Business School.

     Ronald J. Ritchie was elected to our board of directors effective October 27, 1999. Until its recent acquisition, Mr. Ritchie was Chairman of the Board of VXI electronics, Inc., a private power conversion company based in Oregon. From 1996 to 1998, Mr. Ritchie was President and Chief Executive Officer of Akashic Memories Corporation, a private manufacturer of thin film, hard disk media used in disk drives. From 1994 to 1996, Mr. Ritchie was a consultant for start-up or high-tech companies. Prior to that, Mr. Ritchie held various senior executive positions with various multinational firms, including Texas Instruments, from 1965 to 1992, where he begun his career and rose to the position of Vice President, Worldwide Marketing. Mr. Ritchie holds degrees from the Southern Methodist University and Stanford University. Mr. Ritchie serves as a director of SBE, Inc., a company that provides communications connectivity and application solutions for servers and other communications systems.

     Andre Borrel was elected to our board of directors effective February 2, 2000. Mr. Borrel is a 33-year veteran of the semiconductor industry. He retired in 1994 from Motorola as Senior Vice President and General Manager of the Communications, Power and Signal Technology Group, a $1.5 billion operation with 13,000 employees. Prior to that, Mr. Borrel held a number of management positions with Motorola, including Vice President of International Operations of Motorola Semiconductor Sector from 1986 to 1990. Mr. Borrel currently serves on the boards of directors of Mitel, a Canadian telecom/semiconductor company, Chartered Semiconductor Manufacturing in Singapore and MiCS, Michrochemical Systems, a chemical sensor company in Switzerland.

Committees of the Board

     The audit committee, which during 1999 consisted of William C. Schmidt and John A. Hawkins, is responsible for providing the board of directors with an independent review of our financial health and our financial controls and reporting. Its primary functions are to recommend independent auditors to the board of directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of our financial controls and procedures. The audit committee met four times in 1999. The audit committee currently consists of Mr. Ritchie and Mr. Borrel.

     The Compensation Committee, whose members in 1999 were Messrs. Schmidt and Hawkins, acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our officers and administers the Amended and Restated 1993 Stock Option Plan and the 1995 Employee Stock Purchase Plan. The compensation committee held two meetings in 1999. The compensation committee currently consists of Messrs. Hawkins and Ritchie. The entire board of directors functions as a nominating committee, considering nominations submitted by the Chairman of the Board. The board of directors held ten meetings during 1999, and each director attended at least 75% of all meetings of the board and of all committees of the board on which he served.

Director Compensation

   Director Fees
   -------------

   Non-employee directors are reimbursed for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the board of directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. These payments may not exceed a total of $10,000 in any one year. Mr. Mezger and Mr. Grand-Clement are the only directors who are our employees, and they will not receive additional compensation for their service as directors.

   1995 Director Stock Option Plan
   -------------------------------

   The 1995 Director Stock Option Plan provides that each director who is not an employee and who is elected or re-elected into office following the annual meeting of stockholders receives an automatic grant of options to purchase 6,000 shares of common stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two annual meetings of stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of the common stock on the day immediately preceding the grant date. In 1999, Ronald
   J. Ritchie received a grant under the Director Plan of an option to purchase 6,000 shares of our common stock.

   The Director Plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares, subject to adjustment in the event of a stock split or other recapitalization, of common stock. Mr. Hawkins, Mr. Ritchie and Mr. Borrel are currently eligible to participate under the Director Plan. As of December 31, 1999, options to purchase 22,000 shares of our common stock were outstanding pursuant to the Director Plan.

   Options granted under the Director Plan are not intended to qualify as incentive stock options under the Internal Revenue Code. The exercise of an option under the Director Plan results in ordinary income to the director and a corresponding deduction for PixTech, in each case equal to the difference between the option price and the fair market value of the shares on the date of exercise.

                            EXECUTIVE COMPENSATION

Summary Compensation Table (1)

The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by PixTech and its subsidiaries to or for the chief executive officer of PixTech and each of our other four most highly compensated executive officers for 1999.

                                                                                                            Long-Term
                                                                             Annual                       Compensation
                                                                          Compensation (1)                   Awards
                                                           ----------------------------------------       ------------

                                                                                                           Securities
                                                                                                           Underlying
Name and Principal Position                                Year      Salary($)         Other ($)           Options(#)
---------------------------                                ----      ---------         ---------           ----------
Dieter Mezger (2).....................................     1999       180,000                   --          300,000
    President and Chief Executive Officer                  1998       156,000                   --          300,000
                                                           1997        10,500                   --               --

James Cathey (3)......................................     1999        84,541          165,333 (4)               --
    Vice President, Sales

Francis G. Courreges (5)..............................     1999       188,047                   --               --
    Executive Vice President,                              1998       149,201                   --               --
    Chief Technology Officer                               1997       150,850                   --           77,000

Michel Garcia (6).....................................     1999        91,891           44,714 (7)               --
    Vice President,                                        1998       101,728           53,808 (7)               --
    Industrial Partners                                    1997       102,852                   --           56,000

Jean-Luc Grand-Clement................................     1999       133,329                   --               --
    Former President, Former Chief Executive Officer,      1998       192,246                   --               --
    current Chairman of the Board                          1997       193,708                               165,000

(1) Some dollar amounts shown for Messrs. Courreges, Garcia and Grand-Clement reflect the conversion of Euros to U.S. dollars at an average conversion rate for Euros to U.S. dollars of 0.8893 for 1997, 0.8992 in 1998 and 0.9954 in 1999.

(2) Dieter Mezger joined PixTech in March 1998 and was elected President and Chief Executive Officer as of March 1998 and January 1999, respectively. Prior to that, Mr. Mezger was a consultant to PixTech from November 1997 to March 1998, an activity for which he received $10,500 in 1997 and $21,000 in 1998.

(3)  Mr. Cathey joined PixTech in May 1999.

(4) Bonus in connection with the acquisition of Micron Technology, Inc.'s Field Emission Display Division in 1999.

(5)  Francis Courreges's employment with PixTech terminated in January 2000.

(6) Michel Garcia is an employee of PixTech S.A., a wholly owned subsidiary of PixTech.

(7) In 1999, consisted of $36,500 in daily expenses, $6,500 in rent, and $1,714 in automobile expenses. In 1998, consisted of $29,450 in daily expenses, $22,120 in rent and automobile payments of $2,238.

Stock Option Grants in Last Fiscal Year

The following table provides information on stock options granted during 1999 to the executive officers named in the summary compensation table.

                             Number of    % of Total                                         Potential Realized Value at
                            Securities      Options                                         Assumed Annual Rates of Stock
                            Underlying    Granted to   Exercise                           Price Appreciation for Option Term
                                                                                          -----------------------------------
                             Options       Employees     Price                                        ($) (1)
                                                                                                      -------
            Name            Granted (#)     in 1999    ($/ share)    Expiration Date         5%                   10%
            ----            -----------     -------    ----------    ---------------         --                   ---

Dieter Mezger)..........    300,000 (2)      13.85        1.948           7/16/09         367,526               931,383
Francis Courreges.......    120,000 (3)       5.54        1.948           7/16/09         147,010               372,553
Michel Garcia...........    100,000 (3)       4.61        1.948           7/16/09         122,509               310,461
Jean-Luc Grand-Clement..    100,000 (3)       4.61        1.948           7/16/09         122,509               310,461

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission of a value for the common stock equal to the market price of the common stock on the date of grant of the option. These amounts are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(2) The option became exercisable as to 150,000 shares covered by this option on July 16, 1999; as to 150,000 shares in October, 1999 upon the occurrence of the closing of an equity financing of $10 million or more.

(3) These options vest in four equal installments on July 16, 2000, July 16, 2001, July 16, 2002 and July 16, 2003.

Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option Values

The following table sets forth certain information concerning the unexercised stock options as of December 31, 1999 held by the executive officers named in the summary compensation table.

                                Shares                        Number of Securities Underlying         Value of Unexercised
                              Acquired on       Value                  Unexercised                    In-The-Money Options
                                                ------
                               Exercise       Realized ($)        Options at 12/31/99 (#)              at 12/31/99 ($) (1)
                               --------       ------------        -----------------------              -------------------
            Name                  (#)                          Exercisable      Unexercisable     Exercisable      Unexercisable
            ----                  ---                          -----------      -------------     -----------      -------------
Dieter Mezger............             -               -          525,000            75,000           90,600                 0
Francis Courreges.......        133,334         158,173           25,000           172,000                0            36,240
Michel Garcia............             -               -          127,355           139,750          202,883            30,200
James Cathey............              -               -           38,500           115,500            8,624            25,872
Jean-Luc Grand-Clement..              -               -          593,961           217,500          943,112            30,200

(1) Based on the difference between the respective option exercise price and the closing market price of the common stock on December 31, 1999, which was $2.25.

Executive Employment Agreements

Each of Messrs. Grand-Clement, Courreges, Garcia and Louart have entered into employment agreements with PixTech in substantially the same form as most of our other employees. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to the PixTech. Messrs. Mezger and Cathey have entered into employment agreements providing for employment for an indefinite period, non-competition and non-solicitation for one year following termination, and confidentiality provisions.

                                SHARE OWNERSHIP

The following tables set forth certain information regarding the ownership of our common stock and series E preferred stock as of April 30, 2000 by:

     . persons known to us to be beneficial owners of more than 5% of our common stock and series E preferred stock;
     .    our executive officers;
     .    our directors; and
     .    all of our current executive officers and directors as a group.


Common Stock

                                                              Shares of Common Stock
                                                              Beneficially Owned (1)
                                                      -----------------------------------
                                                                             Percent of
Beneficial Owner                                          Shares                Class
----------------------------------------------        --------------        -------------
United Microelectronics Corporation..........            22,858,616  (2)        41.8%
2F, NO.  76 SEC 2, Tunhwa S.  RD.,
Taipei, Taiwan, R.O.C.

Unipac Optoelectronics Corporation...........            12,427,146  (3)        22.8%
No 5 Hsin Road VI
Science Based Industrial Park
Hsin Chu City Taiwan R.O.C.

Micron Technology, Inc.......................             7,443,562  (4)        13.6%
8000 South Federal Way
Boise, Idaho 83716-9632

Jean-Luc Grand-Clement.......................               609,678  (5)         1.1%

Dieter Mezger................................               462,500  (6)           *

Michel Garcia................................                87,616  (7)           *

John A.  Hawkins.............................                16,000  (8)           *

James Cathey.................................                43,500  (9)           *

Ronald J.  Ritchie...........................                 2,000 (10)           *

Andre Borrel.................................                 2,000 (11)           *

All directors and executive officers.........             1,221,294 (12)         2.2%
as a group (10 persons)

* Less than one percent.

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of common stock issuable pursuant to outstanding options which may be exercised within 60 days after April 30, 2000. Unless otherwise indicated, the address of each person or entity listed below is c/o PixTech, Inc., Avenue Olivier Perroy, 13790 Rousset, France.
(2) Includes the 12,427,146 shares held by Unipac. UMC is the owner of 40.7% of the outstanding shares of Unipac and three members of the UMC board of directors serve as members of the Unipac board of directors.
(3) Consists of 12,427,146 shares of common stock issued to Unipac in a private placement closed on October 15, 1999.
(4) Consists of 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of common stock exercisable until May 19, 2001. The common stock and the warrant were issued to Micron Technology, Inc. in a private placement May 19, 1999 in consideration for substantially all of the assets of Micron's Field Emission Display Division and $4.4 million in cash.
(5) Consists of shares of common stock issuable pursuant to options exercisable as of April 30, 2000 or within 60 days thereafter, of which 6,967 shares are issuable pursuant to options held by Mr. Grand-Clement's wife.
(6) Consists of 425,000 shares of common stock issuable pursuant to options exercisable as of April 30, 2000 or within 60 days thereafter.
(7) Includes 79,855 shares of common stock issuable pursuant to options exercisable as of April 30, 2000 or within 60 days thereafter.
(8) Includes 6,000 shares of common stock issuable pursuant to an option exercisable as of April 30, 2000 or within 60 days thereafter.
(9) Consists of 38,500 shares of common stock issuable pursuant to an option exercisable as of April 30, 2000 or within 60 days thereafter.
(10) Consists of 2,000 shares of common stock issuable pursuant to an option exercisable as of April 30, 2000 or within 60 days thereafter.
(11) Consists of 2,000 shares of common stock issuable pursuant to an option exercisable as of April 30, 2000 or within 60 days thereafter.
(12) Includes 1,456,533 shares of common stock issuable pursuant to options exercisable as of April 30, 2000 or within 60 days thereafter.

Series E Preferred Stock

                                                                                   Shares of Series E Preferred Stock
                                                                                           Beneficially Owned
                                                                               -------------------------------------------
                                                                                                               Percent of
                         Beneficial Owner                                                     Shares                Class
--------------------------------------------------------------------           ----------------------        -------------
Citadel Investment Group, L.L.C.....................................                          18,766 (1)            84.9%
225 West Washington Street
Chicago, Illinois 60606

Banque Generale de Luxembourg.......................................                           3,329 (2)            15.1%
FIMAGEST - Gestion Actions
23 rue de l'amiral d'Estaing
F-75209 PARIS CEDEX 16
FRANCE

(1) As of April 30, 2000, these shares of series E preferred stock would have been convertible into 288,963 shares of common stock. In addition, Citadel Investment Group, L.L.C. holds 146,295 shares of our common stock, based on information as of February 11, 2000. As of April 30, 2000, Citadel Investment Group, L.L.C. holds 435,258 shares of common stock on a as-converted basis.
(2) As of April 30, 2000, these shares of series E preferred stock would have been convertible into 51,261 shares of common stock.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge and Sumitomo as of April 30, 2000:


                                         Number of Shares of              Remaining               Number of Shares of
                                            Common Stock             Number of Shares of              Common Stock
       Name and Address of            Beneficially Owned Prior       Common Stock Offered          Beneficially Owned
           Stockholder                    to the Offering                 Hereby                 Following the Offering
       -------------------            ------------------------       --------------------        ----------------------
                                        Number       Per Cent                                     Number      Per Cent
                                      ----------     --------                                     ------      --------
Sumitomo Corporation                        0              --                           0          0                --
1-2-2 Hitotsubashi, Chiyoda-Ku
Tokyo, 100 Japan (1)

Kingsbridge Capital Limited           110,000 (3)          (4)                 13,441,566          0 (5)             0
Dawson Building
Main Street
Road Town
Tortola,
British Virgin Islands(2)


(1)  Sumitomo has completed its sales under this prospectus.
(2) The natural person controlling Kingsbridge Capital Limited is Valentine O'Donoghue.
(3) Includes 100,000 shares of common stock issuable pursuant to the Kingsbridge warrant.
(4)  Less than 1%.
(5) Assumes that all shares acquired pursuant to the equity line agreement and the warrant are sold pursuant to this prospectus. Kingsbridge has not had any material relationship with us or our affiliates other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the equity line agreement. The shares offered hereby are to be acquired by Kingsbridge pursuant to the equity line agreement or upon exercise of the warrant.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock of consists of 100,000,000 shares of common stock, and 1,000,000 shares of preferred stock.

     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation and our amended and restated by-laws and by the provisions of applicable law.

Common Stock

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends when declared by our board of directors. Upon the liquidation, dissolution or winding up of PixTech, holders of common stock share ratably in PixTech's assets available for distribution to our stockholders, subject to the preferential rights of any preferred stock. The common stock outstanding upon the effective date of this prospectus are fully paid and nonassessable. As of April 30, 2000, 54,601,841 shares of our common stock are issued and outstanding, and 582,500 were reserved for issuance upon the exercise of certain outstanding warrants and approximately 6,172,879 were reserved for issuance pursuant to stock option plans and employee stock purchase plans.

     We have issued a warrant to Micron to purchase an aggregate of 310,000 shares of our common stock at $2.25313 per share.

     We have issued a warrant to purchase 62,500 shares of our common stock to Comdisco, Inc. in connection with a master lease agreement between us and Comdisco which is exercisable at a price of $2.88 per share and expires on July 18, 2000.

     We are obligated to issue a warrant to purchase 35,000 shares of our common stock to Needham & Company, Inc., in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on May 10, 2004.

     We are obligated to issue a warrant to purchase 75,000 shares of our common stock to Josephthal and Co, in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on June 17, 2004.

     In addition, we have issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at $2.30 per share which expires on February 6, 2003.

Preferred Stock

     In December 1998, we issued 367,269 shares of series E stock, at a price of $22.5313 per share, to certain institutional investors. The series E stock is generally convertible into our common stock at a rate equal to the lesser of (a) $1.60938, and (b) the average closing price of our common stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion.

     There currently are 500,000 shares of preferred stock designated as series E stock, 22,095 shares of which are currently outstanding. The holders of series E stock will receive cumulative compounding dividends, if declared, at the rate of six percent per year which we may pay with additional shares of common stock upon conversion of the series E stock. In addition, we are required to pay an additional dividend equal to the higher of (a) two percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $2.25313 and (b) four percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $1.12657.

     Our board of directors has the authority to issue 500,000 shares of additional preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Our board of directors could, without the approval of the stockholders, issue preferred stock having voting or conversion rights that could adversely affect the voting power of the holders of common stock, and the issuance of preferred stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of PixTech. We have no present plans to issue any additional shares of preferred stock.

Anti-Takeover Measures

     In addition to the directors' ability to issue shares of preferred stock in one or more series, our restated certificate of incorporation and by-laws contain several other provisions that are commonly considered to have an anti-takeover effect. Our restated certificate includes a provision classifying our board of directors into three classes with staggered three-year terms, a provision prohibiting stockholder action by written consent except as otherwise provided by law and a provision requiring 70% stockholder approval for certain acquisitions, including a merger consolidation, sale or other disposition of all or substantially all of our assets, which has not been approved by a majority of the independent members of our board of directors. Under our restated certificate and by-laws, the directors may enlarge the size of our board and fill any vacancies on the board. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information. Our by-laws also provide that special meetings of our stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" with an "interested stockholder" for three years following the date on which this stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder. Engaging in a business combination includes a merger or sale of more than ten percent of the corporation's assets, and an interested stockholder is a stockholder who owns 15% or more of the corporation's outstanding voting stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding shares held by persons who are both directors and officers or by certain employee stock plans. A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. We have not "opted out" of the Anti-Takeover Law.

     The provisions of the restated certificate of incorporation and by-laws and Delaware law described above could have the effect of discouraging others from attempting hostile takeovers of PixTech and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that might result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any broker-dealers; (b) the number of shares of common stock involved; (c) the price at which this common stock is to be sold; (d) the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable; (e) that these broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to the securities for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common stock, PixTech and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as PixTech and the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common stock.

Kingsbridge

     We have been advised by Kingsbridge that it may sell the common stock from time to time in transactions on the Nasdaq National Market (or any exchange where the common stock is then listed) in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Kingsbridge may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Kingsbridge or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Kingsbridge is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the equity line agreement, Kingsbridge must accept puts of shares from us, subject to minimum and maximum aggregate dollar amounts, during the term of the equity line agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers and any commissions received by these broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in these transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of this common stock, from this purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent the a broker- dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive from the purchasers of the common stock commissions computed as described above.

     Kingsbridge has agreed that it will not engage in short sales of our common stock except for three days after it receives notice of the company's intent to put common stock.

     Any short sales by Kingsbridge may be covered only with shares of common stock issued to Kingsbridge pursuant to the equity line agreement.

     Kingsbridge will pay all commissions and certain other expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder, including legal fees up to a maximum of $5,000, commissions, transfer taxes and certain other expenses for resale of the common stock. We have also agreed to indemnify Kingsbridge with respect to the common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if this indemnity is unavailable, to contribute toward amounts required to be paid in respect of these liabilities.

     We have also agreed to reimburse Kingsbridge for costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for Kingsbridge for the preparation of the equity line agreement and associated documentation and the registration statement of which this prospectus forms a part, up to a maximum of $5,000. In addition, we have agreed to reimburse Kingsbridge for expenses incurred in obtaining insurance against liability under the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, in an amount initially equal to 3% of each put amount.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price, as defined in the equity line agreement, on the date we issue shares. Assuming an offering price of $2.53125 per share (based on the average of the high and low bid prices of the common stock as reported by the Nasdaq National Market on June 1, 2000), underwriting compensation is as follows:

     .    discount to Kingsbridge, $0.304;

     . warrant to purchase 100,000 shares of common stock exercisable by Kingsbridge at $2.30 per share;

     . costs associated with the preparation of this prospectus, approximately $80,000; and

     . reimbursement for securities liability insurance equal to 3% of each put amount.

Sumitomo

     Sumitomo held a note in the principal amount of $5,000,000, the entire amount of which has been converted into our common stock and sold. Therefore, Sumitomo will not sell additional shares under this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a post-effective amendment to a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to PixTech and the common stock offered by this prospectus, refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected without charge at the offices of the SEC in Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Commission. We also maintain a web site (http://www.pixtech.com), which is not a part of this prospectus.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to PixTech, is giving PixTech an opinion on the validity of the shares covered by this prospectus. Michael Lytton, a partner at Palmer & Dodge LLP, is our secretary.

                                    EXPERTS

     Ernst & Young, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                         Index to Financial Statements

                                                                                                                  Page
                                                                                                                  ----
Report of Independent Auditors...........................................................................          F-1

Consolidated Balance Sheets..............................................................................          F-2

Consolidated Statements of Comprehensive Operations......................................................          F-3

Consolidated Statements of Stockholders' Equity (Deficit)................................................          F-4

Consolidated Statements of Cash Flows....................................................................          F-7

Notes to Consolidated  Financial Statements..............................................................          F-8


                Financial statement schedules have been omitted since they are not required or are inapplicable

                          INDEPENDENT AUDITORS REPORT


The Board of Directors and Shareholders
PixTech, Inc.


     We have audited the accompanying consolidated balance sheets of PixTech, Inc. (a development stage company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999.
These financial statements are the responsibility of PixTech's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PixTech, Inc. (a development stage company) as of December 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                       Ernst & Young AUDIT
                                       Represented by : Christine Blanc-Patin


Marseilles
March 06, 2000

                          CONSOLIDATED BALANCE SHEETS
                   (in thousands, except per share amounts)

                                                                         December    December    March 31,
                                                                            31,         31,        2000
                                                                           1998        1999     (unaudited)
                                                                         --------    --------   -----------
                                ASSETS
Current assets :
    Cash & cash equivalents available..................................  $  10,166    $ 14,663      $ 12,336
    Restricted cash - short term.......................................      1,685       1,667           833
    Accounts receivable :
       Trade...........................................................        456          57            79
       Other...........................................................        161         709           813
    Inventory..........................................................        980       1,109         1,230
    Other..............................................................      1,354         651           541
                                                                         ---------    --------      --------
         Total current assets..........................................     14,802      18,856        15,832
Restricted cash - long term............................................      8,427       5,833         1,042
Property, plant and equipment, net.....................................     18,826      24,933        23,293
Goodwill, net..........................................................        150          78            60
Deferred tax assets....................................................      4,643       1,255         1,200
Deferred Offering Costs................................................         --          --            49
Other assets - long term...............................................        546         214            47
                                                                         ---------    --------      --------
         Total assets..................................................  $  47,394    $ 51,169      $ 41,523
                                                                         =========    ========      ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities :
    Current portion of long term debt..................................  $   3,410    $  8,128      $  1,508
    Current portion of capital lease obligations.......................      2,189       2,455         2,459
    Accounts payable...................................................      7,514       7,548         7,258
    Accrued expenses...................................................      1,544       2,135         1,992
                                                                         ---------    --------      --------
         Total current liabilities.....................................     14,657      20,266        13,217
Deferred revenue.......................................................      2,162         248           399
Long term debt, less current portion...................................      8,391       3,075         2,753
Capital lease obligation, less current portion.........................      8,399       7,644         2,444
Other long term liabilities, less current portion......................        528          52            38
                                                                         ---------    --------      --------
         Total liabilities.............................................     34,137      31,285        18,851
                                                                         =========    ========      ========
Stockholders' equity
     Convertible preferred stock Series E, $0.01 par value, authorized shares--1,000,000; issued and outstanding shares--367,269, 297,269 and
30,972 respectively                                                              4           3             1

     Common Stock, $0.01 par value, authorized
shares--60,000,000; issued and outstanding shares--15,000,329,                 150         373           451
37,351,283 and 45,145,206 respectively.................................
     Additional paid-in capital........................................     68,999     105,081       115,229
     Cumulative translation adjustment.................................     (1,740)     (2,988)       (3,738)
     Deficit accumulated during development stage......................    (54,156)    (82,585)      (89,271)
                                                                         ---------    --------      --------
          Total stockholders' equity...................................     13,257      19,884        22,672
                                                                         ---------    --------      --------
          Total liabilities and stockholders' equity...................  $  47,394    $ 51,169      $ 41,523
                                                                         =========    ========      ========

                            See accompanying notes.

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                   (in thousands, except per share amounts)


                                                                                                                 Period from
                                                                                                                 June 18, 1992
                                                                                                                 (date of
                                                                 Year Ended               Three Months Ended     inception)
                                                                 December 31,                 March 31,           through
                                                       -------------------------------   ---------------------    Mar. 31,
                                                         1997        1998       1999       1999        2000         2000
                                                       -------     -------    --------   -------      --------   -----------
                                                                                        (unaudited)  (unaudited) (unaudited)
Revenues
     Cooperation & license revenues...............     $   1,932   $  1,239         --          --         --    $   26,449
     Product sales................................           745        445        484         161         86         3,396
     Other revenues...............................         1,142      1,968      4,908       2,000      1,904        12,718
                                                       ---------   --------   --------   ---------    -------    ----------
          Total revenues..........................         3,819      3,652      5,392       2,161      1,990        42,563
                                                       ---------   --------   --------   ---------    -------    ----------
 Cost of revenues
     License fees and royalties...................          (181)        24       (361)        (87)       (88)       (1,965)
                                                       ---------   --------   --------   ---------    -------    ----------
 Gross margin.....................................         3,638      3,676      5,031       2,074      1,902        40,598
                                                       ---------   --------   --------   ---------    -------    ----------

 Operating expenses
     Research and development:
        Acquisition of intellectual
           property rights........................            --       (125)       (75)         --        (57)       (5,022)
        Other.....................................       (15,497)   (19,289)   (27,181)     (5,587)    (7,794)     (107,503)
                                                       ---------   --------   --------   ---------    -------    ----------
                                                         (15,497)   (19,414)   (27,256)     (5,587)    (7,851)     (112,525)
     Marketing & sales............................        (1,496)    (1,433)    (1,279)       (351)      (313)       (8,199)
     Administrative & general expenses............        (2,419)    (2,515)    (2,983)       (730)      (813)      (16,612)
                                                       ---------   --------   --------   ---------    -------    ----------
                                                         (19,412)   (23,362)   (31,518)     (6,667)    (8,977)     (137,336)
                                                       ---------   --------   --------   ---------    -------    ----------

 Loss from operations.............................       (15,774)   (19,686)   (26,487)     (4,594)    (7,075)      (96,738)

 Other income / (expense)
     Interest income..............................           759        828        800         174        338         3,986
     Interest expense.............................          (289)    (1,536)    (1,664)       (440)      (309)       (4,720)
     Foreign exchange gains / (losses)............            54        372     (1,076)       (516)       359           309
                                                       ---------   --------   --------   ---------    -------    ----------
                                                             524       (336)    (1,940)       (782)       388          (425)
 Loss before income tax benefit...................       (15,250)   (20,022)   (28,427)     (5,376)    (6,687)      (97,163)
 Income tax benefit...............................           586      2,159         --          --         --         7,893
                                                       ---------   --------   --------   ---------    -------    ----------
 Net loss.........................................     $ (14,664)  $(17,863)  $(28,427)  $  (5,376)   $(6,687)   $  (89,271)
                                                       =========   ========   ========   =========    =======    ==========
 Dividend accrued to holders of Preferred Stock...            --        (12)      (513)       (134)       (89)         (614)
                                                       ---------   --------   --------   ---------    -------    ----------
 Net loss to holders of Common Stock..............     $ (14,664)  $(17,875)  $(28,940)  $  (5,510)   $(6,776)   $  (89,885)
                                                       =========   ========   ========   =========    =======    ==========

     Net loss per share of Common Stock...........     $   (1.12)  $  (1.23)  $  (1.26)  $   (0.35)   $ (0.16)
                                                       =========   ========   ========   =========    =======

     Shares of Common Stock used in computing net
     loss per share...............................        13,140     14,548     22,948      15,143     40,562

 Net loss.........................................     $ (14,664)  $(17,863)  $(28,427)  $  (5,376)   $(6,687)   $  (89,271)
 Change in cumulative translation adjustment......        (1,694)       392     (1,249)       (671)      (748)       (3,738)
 Comprehensive net loss...........................     $ (16,358)  $(17,471)  $(29,676)  $  (6,047)   $(7,435)   $  (93,009)

                            See accompanying notes.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)



                                                                                 Series E
                                                                                 --------
                                                                       Convertible Preferred Stock
                                                                       ---------------------------
                                                                        Shares
                                                                        ------
                                                                        issued             Amount
                                                                        ------             ------
Balance at December 31, 1996

  Common Stock issued in public offering,
net of issuance costs -- $ 796...............
  Issuance of Common Stock under stock option
plan
  Translation adjustment.....................
  Net loss--Year ended December 31, 1997.....
                                                                         -------               -----
Balance at December 31, 1997

  Common Stock issued in private placements,
net of issuance costs -- $44.................
  Issuance of Series E convertible preferred
stock, net of issuance costs -- $822.........                            367,269               $ 4
  Issuance of Common Stock under stock
option plan
  Translation adjustment ....................
  Net loss--Year ended December 31, 1998.....
                                                                         -------               -----
Balance at December 31, 1998                                             367,269               $ 4

  Common Stock issued in private placements..

  Issuance costs and dividends accrued in
relation to Series E convertible preferred
stock issued.................................
  Conversion of Series E preferred stock.....                            (70,000)              $ 1

  Issuance of Common Stock in connection
with the acquisition of certain assets of Micron
Display, net of issuance costs -- $511.......
  Issuance of warrants.......................

  Issuance of Common Stock following conversion
of Sumitomo convertible loan.................
  Issuance of Common Stock under stock option
plan
  Issuance of Common Stock in connection with
Equity Line Kingsbridge, net of issuance
costs -- $176................................
  Issuance of Common Stock in connection with
private placement, net of issuance cost -- $36..
  Issuance of Common Stock in connection with
Coloray......................................
  Translation adjustment ....................
  Net loss--Year ended December 31, 1999


Balance at December 31, 1999                                             297,269               $ 3
                                                                         =======               =====
                                                                         ---------------------------

   Conversion of Series E Preferred Stock                               (266,297)               (3)
(unaudited)                                                              =======               =====
                                                                         ---------------------------

Balance at March 31, 2000 (unaudited)                                     30,972               $ 1
                                                                         =======               =====
                                                                         ---------------------------

                            See accompanying notes.

                 Consolidated Statement of Stockholders' Equity
                     (in thousands, except share amounts)

                                                                         Common Stock
                                                                 ----------------------------
                                                                                                       Dividends
                                                                                                       ---------
                                                                                                       accrued to        Other
                                                                                                       ----------        -----
                                                                                     Additional        holders of     Comprehensive
                                                                                     ----------        ----------     -------------
                                                                 Shares               Paid-in       Preferred Stock      Income
                                                                 ------               -------       ---------------      ------
                                                                 issued     Amount    Capital
                                                                 ------     ------    -------
Balance at December 31, 1996                                   8,141,146    $  81     $ 34,085                          $    (438)

  Common Stock issued in public offering, net of
issuance costs -- $ 796................................        5,570,819       56       22,958
  Issuance of Common Stock under stock
option plan                                                       50,767        1           25
  Translation adjustment...............................                                                                    (1,694)
  Net loss--Year ended December 31, 1997...............
                                                        ---------------------------------------------------------------------------
Balance at December 31, 1997                                  13,762,732    $ 138     $ 57,067                             (2,132)

  Common Stock issued in private placements, net
of issuance costs -- $ 44..............................        1,236,222       12        4,493
  Issuance of Series E convertible preferred stock,
net of issuance costs -- $822..........................                                  7,449            (12)
  Issuance of Common Stock under stock option plan                 1,375                     1
  Translation adjustment ..............................                                                                       392
  Net loss--Year ended December 31, 1998
                                                        --------------------------------------------------------------------------
Balance at December 31, 1998                                  15,000,329      151       69,012            (12)             (1,740)

  Common Stock issued in private placements............          150,000        2          350

  Issuance costs and dividends accrued in relation to
Series E convertible preferred stock issued in
December 1998..........................................                                    (36)          (512)
  Conversion of Series E preferred stock...............        1,114,220       11          (10)
  Issuance of Common Stock in connection with the
acquisition of certain assets of Micron Display,
net of issuance costs -- $511..........................        7,133,562       71       14,134
  Issuance of warrants.................................                                    297

  Issuance of Common Stock following conversion of
Sumitomo convertible loan..............................          750,000        8        1,081
  Issuance of Common Stock under stock option plan               137,217        1           72
  Issuance of Common Stock in connection with Equity
Line Kingsbridge, net of issuance costs -- $176........          624,809        6          818
  Issuance of Common Stock in connection with private
placement, net of issuance costs -- $36................       12,427,146      124       19,839
  Issuance of Common Stock in connection with Coloray..           14,000        1           50
  Translation adjustment...............................                                                                    (1,249)

                                                                         Deficit
                                                                         -------
                                                                        accumulated
                                                                        -----------
                                                                          during
                                                                          ------
                                                                        development
                                                                        -----------
                                                                           stage            Total
                                                                           -----            -----
Balance at December 31, 1996                                             $  (21,629)       $ 12,099

  Common Stock issued in public offering, net of
issuance costs -- $ 796................................                                      23,014
  Issuance of Common Stock under stock
option plan                                                                                      25
  Translation adjustment...............................                                      (1,694)
  Net loss--Year ended December 31, 1997...............                     (14,664)        (14,664)
                                                         -------------------------------------------
Balance at December 31, 1997                                                (36,293)         18,780

  Common Stock issued in private placements, net
of issuance costs -- $ 44..............................                                       4,506
  Issuance of Series E convertible preferred stock,
net of issuance costs -- $822..........................                                       7,440
  Issuance of Common Stock under stock option plan                                                1
  Translation adjustment ..............................                                         392
  Net loss--Year ended December 31, 1998                                    (17,863)        (17,863)
                                                         -------------------------------------------------------------------------
Balance at December 31, 1998                                                (54,156)         13,257

  Common Stock issued in private placements............                                         352

  Issuance costs and dividends accrued in relation to
Series E convertible preferred stock issued in
December 1998..........................................                                        (548)
  Conversion of Series E preferred stock...............
  Issuance of Common Stock in connection with the
acquisition of certain assets of Micron Display,
net of issuance costs -- $511..........................                                      14,205
  Issuance of warrants.................................                                         297
  Issuance of Common Stock following conversion of
Sumitomo convertible loan..............................                                       1,088
  Issuance of Common Stock under stock option plan                                               73
  Issuance of Common Stock in connection with Kingsbridge
  Equity Line net of issuance costs -- $176........                                             824
  Issuance of Common Stock in connection with private
placement, net of issuance costs -- $36................                                      19,963
  Issuance of Common Stock in connection with Coloray..                                          51
  Translation adjustment...............................                                      (1,249)


  Net loss--Year ended December 31, 1999....                                                            (28,428)   (28,428)
                                              ----------------------------------------------------------------------------
Balance at December 31, 1999................   37,351,283   $ 376    $ 105,606   $ (525)   $ (2,989) $  (82,584)  $ 19,885
                                              ===========   =====    =========   ======    ========  ==========   ========
                                              ----------------------------------------------------------------------------
Dividends accrued in connection
with Series E convertible
preferred stock issued in December
1998 (unaudited)............................                                        (89)                               (89)

Conversion of Series E preferred
stock (unaudited)...........................    4,058,978      41          (38)     548                                548
Issuance of Common Stock following
conversion of Sumitomo convertible
loan (unaudited)............................    2,126,246      21        3,890                                       3,912
Issuance of Common Stock following
conversion of Sumitormo straight
loan (unaudited)............................      385,549       4        2,496                                       2,500
Issuance of Common Stock in
connection with Kingsbridge Equity Line,
net of issuance costs of (unaudited) $54....      933,625       9        2,936                                       2,945
Issuance of Common Stock in
connection with Coloray (unaudited).........       16,000       0           57                                          57
Issuance of Common Stock under
stock option plan (unaudited)...............      273,525       3          347                                         350
Translation adjustment (unaudited)..........                                                   (748)                  (748)

Net loss - three months ended March 31, 2000
(unaudited..................................                                                             (6,687)    (6,687)
                                                                                                                  ========
Balance at March 31, 2000 (unaudited).......   45,145,206   $ 451    $ 115,295   $  (66)   $ (3,738) $  (89,271)  $ 22,672
                                              ===========   =====    =========   ======    ========  ==========   ========
                                              ------------------------------------------------------------------------------------

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (in thousands, except per share amounts)

                                                                                                                      Period from
                                                                                                                      -----------
                                                                                                                     June 18, 1992
                                                                                                                     -------------
                                                                                                                        (date of
                                                                                                                        --------
                                                                   Year Ended                 Three Months Ended      inception)
                                                                  -----------                -------------------      ----------
                                                                  December 31st,                   March 31st,          through
                                                                -----------------                --------------         -------
                                                                                                                      Mar. 31st,
                                                                                                                      ----------
                                                          1997        1998         1999        1999        2000           2000
                                                        -------     -------      -------      ------     -------        --------
                                                                                            (unaudited) (unaudited)  (unaudited)
Operating activities
   Net loss..........................................  $ (14,664)  $ (17,863)   $ (28,427)   $ (5,376)   $ (6,687)   $  (89,271)
   Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization.....................      3,741       4,359        6,999       1,324       1,860        24,784
   Gain on disposal of fixed assets..................         --         (12)          --          --          --           (43)
   Deferred taxes....................................         --         680        2,854          --          --        (1,629)
   "In kind" transactions............................         --          --           --          --          --         1,420
   Change in assets and liabilities
     Accounts receivable--Trade.......................       672         337          398         220         (23)           31
     Accounts receivable--Other.......................       102         (75)        (574)       (206)       (105)         (359)
     Inventory.......................................        (28)       (223)         (19)       (205)       (166)       (1,203)
     Other assets....................................        115         996          841        (197)        203           476
     Accounts payable, accrued expenses and other
     assets and liabilities..........................        983       2,948        1,797         310         781        11,225
     Deferred revenue................................       (297)       (490)      (1,814)     (1,993)        167           644
                                                       ---------   ---------    ---------    --------    --------    ----------
   Net cash used in operating activities.............     (9,376)     (9,343)     (17,945)     (6,123)     (3,970)      (53,925)
                                                       ---------   ---------    ---------    --------    --------    ----------
Investing activities
   Additions to property, plant, and equipment.......     (1,165)     (1,860)      (1,235)        (40)       (761)      (21,316)
    Reclassification of cash equivalents as
       restricted cash...............................    (10,080)        (32)       2,464          49       5,625        (2,023)
   Additions to patents..............................         --          --           --          --          --          (130)
                                                       ---------   ---------    ---------    --------    --------    ----------
   Net cash (used in)/provided by investing
       activities....................................    (11,245)     (1,892)       1,229           9       4,864       (23,469)
Financing activities
   Stock issued......................................     21,639      11,906       25,105         325       3,296        95,905
   Proceeds from long-term borrowings................     10,000          --        2,014          --          --        18,301
   Proceeds from sale leaseback transactions.........         --          --           --          --          --         2,731
   Payments for equipment purchases financed by
       accounts payable..............................         --          --           --          --          --        (3,706)
   Repayment of long-term borrowings.................       (787)       (739)      (4,038)        (24)       (396)       (8,249)
   Repayment of capital lease obligations............       (576)     (1,695)      (1,987)       (226)     (5,436)      (11,425)
                                                       ---------   ---------    ---------    --------    --------    ----------
   Net cash provided by (used in) financing
       activities....................................     30,276       9,472       21,094          75      (2,536)       93,557
   Effect of exchange rates on cash..................     (1,493)       (499)         119          28        (685)       (3,827)
                                                       ---------   ---------    ---------    --------    --------    ----------
   Net increase / (decrease) in cash equivalents.....      8,162      (2,262)       4,497      (6,011)     (2,327)       12,336
Cash and cash equivalents beginning of period........      4,266      12,428       10,166      10,166      14,663            --
                                                       ---------   ---------    ---------    --------    --------    ----------
Cash and cash equivalents end of period..............  $  12,428   $  10,166    $  14,663    $  4,155    $ 12,336    $   12,336
                                                       =========   =========    =========    ========    ========    ==========
Supplemental disclosures of non cash activities:
Equipment acquired under capitalized leases..........         --   $  12,048    $     688          --          --    $   13,945
Equipment purchases financed by accounts payable.....         --          --           --          --          --    $      920
Long term debt assumed following Micron transaction..         --          --    $   2,875          --          --    $    2,875
Property, plant and equipment acquired by issuance
of Common Stock......................................         --          --    $  13,375          --          --    $   13,375
Licenses acquired payable over two or three years....         --          --           --          --          --    $    3,765
Acquisitions of intangible by issuance of warrants...         --          --           --          --          --    $      230
Fixed assets disposed of in like-kind exchange.......         --          --           --          --          --    $      468
Fixed assets acquired through like-kind exchange.....         --          --           --          --          --    $      499
Supplemental disclosures of cash flow information:
Interest paid........................................  $     184   $     729    $     994    $    261    $    190    $    2,109

                            See accompanying notes.

                  Notes to Consolidated Financial Statements
                (all amounts in thousands except share amounts)

1.   Organization and Business Activity

     PixTech, Inc. was incorporated under the laws of Delaware on October 27, 1993. On November 30, 1993, PixTech, Inc. acquired 100% beneficial ownership of PixTech S.A., through a share exchange agreement. PixTech S.A. was incorporated under the laws of France on June 18, 1992. For accounting purposes, the acquisition has been treated as a recapitalization of PixTech S.A. As used herein, "we" refers to PixTech, Inc. and PixTech S.A.

     We are dedicated to improving, utilizing and licensing certain background technology developed by Laboratoire Electronique de Technologie et d'Instrumentation, a French government-owned research and development laboratory in the field of flat panel displays using electron emitters, known as field emission displays.

     We have devoted substantially all our efforts to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, and establishing manufacturing capabilities for our field emission displays. Revenues from principal planned operations will mainly consist of product sales. As these revenues have not commenced, we are still in a development stage and fall under the provisions of FAS No. 7, "Accounting and Reporting by Development Stage Enterprises".

2.   Summary of the Significant Accounting Policies

   Basis of presentation

         The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The financial information as of March 31, 2000, and for the three months ended March 31, 2000 and 1999 is unaudited but includes all adjustments, which are of a normal recurring nature and, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results of the three-month period ending March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

   Principles of consolidation

     The consolidated financial statements include the accounts of PixTech, Inc. and its wholly owned subsidiary PixTech S.A. Inter-company accounts and transactions have been eliminated in consolidation.

   Fiscal Year

     We end our fiscal year on December 31.

   Revenue recognition--Cooperation and license agreements

     We have entered into cooperation and license agreements with certain display manufacturers. Under these contracts, we share technology with these members through cross licensing provisions. Each contract provides for certain fees and royalties to be paid to us. We believe that each of the cooperation and license agreements are long-term construction/production contracts pursuant to SOP 81-1 and that the criteria have been satisfied to entitle us to partially recognize the revenue under those contracts. Certain fees payable to us under these agreements were milestone-related and were due upon the achievement of milestones. In accordance with the terms of the agreements, these fees are irrevocable when paid. We recognized this milestone-related revenue only when each milestone had been fully performed, as agreed by the parties. Costs incurred under these contracts were considered costs in the period incurred, regardless of when related revenue is recognized.

     Texas Instruments: We entered into a cooperation and license agreement with Texas Instruments Incorporated on June 29, 1993. This agreement was terminated on July 15, 1996. In 1996, we recognized cooperation and license revenues under this terminated agreement in the amount of $1,336.

     Futaba Corporation: We entered into a cooperation and license agreement with Futaba Corporation ("Futaba") on November 27, 1993 (the "Futaba agreement"). Pursuant to the Futaba agreement, Futaba agreed to pay us a license fee upon signing the agreement, which was recognized upon execution of the agreement. Futaba also agreed to a technology transfer fee, payable to us in three installments upon the achievement of certain milestones, and an additional fee payable annually upon the achievement of further product development milestones. Finally, to the extent that Futaba successfully incorporates the cross-licensed technology into its own products, Futaba must make royalty payments in connection with the sale of products incorporating the technology we licensed. At that time, we will recognize royalty revenues.

     In order to reach certain specified milestones under the Futaba agreement, we performed certain services in the field of technology development. In accordance with the terms of the Futaba agreement, the milestone-related revenues were recognized when certain milestones were achieved. The cooperation period with Futaba expired in January 1997 and we will not record any additional milestone based revenues in the future.

     Raytheon Company: We entered into a cooperation and license agreement with Raytheon Company ("Raytheon") on June 1, 1994 (the "Raytheon agreement"). Pursuant to the Raytheon agreement, Raytheon agreed to pay us a license fee payable in part upon the signing of the agreement and for a specified number of months thereafter. Such license fee was recognized when due. Raytheon also agreed to make two additional payments based on the achievement of certain milestones. Raytheon also must make royalty payments in connection with the sale of products incorporating technology we licensed.

         In June 1997, the cooperation period with Raytheon was extended for a period of two years but no revenue was associated with such extension. To the extent that Raytheon successfully incorporates the cross-licensed technology into its own products, we will recognize royalty revenues as Raytheon sells the products. We believe that Raytheon Company may have suspended its internal program to develop field emission displays.

     Motorola, Inc.: We entered into a cooperation and license agreement with Motorola, Inc. ("Motorola") on June 13, 1995 (the "Motorola agreement"). Pursuant to the Motorola agreement, Motorola agreed to pay us a license fee upon signing the agreement, which was recognized upon execution of the agreement. Motorola also agreed to a technology transfer fee, payable to us upon the occurrence of certain milestones, and an additional technology update fee payable annually over a period of three years. Finally, Motorola must make royalty payments in connection with the sale of its own products incorporating the technology we licensed.

     In order to reach certain of the specified milestones under the Motorola agreement, we performed services in the field of technology development. In accordance with the Motorola agreement, the milestone-related payments were irrevocable when paid. Cash milestone-related revenues were recognized when certain milestones were achieved.

     The cooperation period with Motorola expired in June 1998 and we will not record any additional milestone based revenues in the future.

     To the extent that Motorola successfully incorporates the cross-licensed technology into its own products, we will recognize royalty revenues as Motorola sells the products.

   Revenue Recognition--Product Revenue

     Product revenue is recognized upon shipment in the case of standard deliveries, and upon acceptance by the customer in the case of first delivery of a specified product.

   Revenue Recognition--Grants

     We recognize revenue from unconditional grants received from governmental agencies in the period granted. Revenue from conditional grants received are recognized when all conditions outlined in the grant have been met.

   Foreign Currency Translation

     Assets and liabilities of PixTech S.A. are translated into U.S. dollar equivalents at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the period. The related translation adjustments are reflected in stockholders' equity. Foreign currency gains or losses resulting from transactions are included in results of operations, except for transaction gains and losses attributable to inter-company transactions. For foreign currency transactions or cash balances that hedge foreign currency commitments; these transactions and cash balances are recorded in the same manner as translation adjustments, as required by the Statement of Financial Accounting Standards No 52, "Foreign currency translation" ("SFAS 52").

   Net Income (Loss) Per Share

     On December 31, 1997, we adopted Statement of Financial Accounting Standards No 128, "Earnings per Share", ("SFAS 128").


     Prior to the adoption of SFAS 128, net income (loss) per share has been calculated in accordance with the provisions of Accounting Principles Board Opinion No 15, "Earnings per Share" (APB 15), using the weighted average number of shares, convertible preferred shares assuming conversion at date of issuance, and dilutive equivalent shares from stock options and warrants using the treasury stock method. Net income (loss) per share also reflects for all periods presented a 2 for 3 reverse stock split, which was effective at the closing of our initial public offering.

     Pursuant to SFAS 128, we are required to change the method currently used to compute earnings per share and to restate all prior periods. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities.

     There is no impact of Statement 128 on the previous calculation of loss per share for the financial years ended December 31, 1997, 1998 or 1999. As net losses have been reported in these periods, the dilutive effects of stock options, preferred stock and warrants were excluded from the calculation of net loss per share under APB 15.

  Comprehensive Income

     We adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("SFAS 130"), effective for us for the first quarter of 1998. SFAS 130 requires that items defined as other comprehensive income, such as foreign currency translation adjustments, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The components of comprehensive income for the years ended December 31, 1997, 1998 and 1999 consist solely of foreign currency translation adjustments.

   Cash and Cash Equivalents

     We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments

     We account for investments in accordance with Statement of Financial Accounting Standards No 115, "Accounting for Certain Investments in Debt and Equity Securities". We had no investments at December 31, 1998 or December 31, 1999, other than pledged cash (See Note 6--Short Term and Long Term Restricted
Cash). There were no realized gains or losses on sales of investments in 1997, 1998 or 1999.

     Inventory

     Inventory is valued at the lower of cost (first-in, first-out basis) or market. Inventory consists of raw material, spare parts and finished goods.

     Property, Plant and Equipment

         Property, plant and equipment are recorded at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, generally five years for pilot production equipment and six years for Unipac volume production equipment, ten years for building improvements and twenty years for buildings. Equipment financed under capital leases are depreciated over the shorter of the estimated useful life or the lease term. Amortization expense is included within depreciation expense.

         Impairment of Long-Lived Assets

     In January 1996, we adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. Adoption of SFAS 121 did not have a material impact on our financial position or results of operations.

         Patents and Other Intangible Assets

     Patent application and establishment costs are expensed as incurred.

     Other intangible assets include primarily goodwill. The carrying value of goodwill is reviewed on an ongoing basis to assess if facts or circumstances suggest that our goodwill may be impaired. If this review indicates that goodwill will not be recoverable, based on the expected future cash flows to be generated by these assets over their remaining amortization period, our carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

         Employee Stock Option Plans

     In 1996, we adopted the disclosure provisions of Statement of Financial Accounting Standards No 123 ("SFAS 123"), "Accounting for Stock Based Compensation". As permitted by SFAS 123, we have elected to continue to account for its employee stock option plans and the Employee Stock Purchase Plans in accordance with the provisions of the Accounting Principles Board Opinion No 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, when the exercise price of our employee stock options is less than the market price of the underlying shares of the date of grant, compensation expense is recognized.

         Accounting for Income Taxes

     We use the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         Pension Costs

     In France, legislation requires that lump sum retirement indemnities be paid to employees based upon their years of services and compensation at retirement. The actuarial liability of this unfunded obligation as of December 31, 1998 and December 31, 1999 is $85 and $76, respectively. Pension expense incurred was $14 in 1997, $35 in 1998 and $3 in 1999.

         Recent pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. Because of our minimal use of derivatives, management does not anticipate that the adoption of the new Statements will have a significant effect on earnings or on our financial position.

3.  Other current assets


    The components of other current assets are as follows :

                                                          December 31,
                                                      ------------------
                                                       1998       1999
                                                      -------    -------
     Value added tax refundable.................      $1,141      $ 507
     Other......................................         213        144
                                                      ------     ------
                                                      $1,354     $  651
                                                      ======     ======


4.  Property, Plant and Equipment

    The components of Property, Plant and Equipment are as follows:

                                                          December 31,
                                                    -----------------------
                                                      1998           1999
                                                    ---------     ---------
     Land.......................................      $   232      $   199
     Buildings and improvements.................        2,714        2,350
     Machinery and equipment....................       29,503       38,922
     Furniture and fixtures.....................        1,163        1,224
                                                    ---------     --------
                                                       33,612       42,695
     Less accumulated depreciation..............      (14,786)     (17,762)
                                                    ---------     --------
                                                    $  18,826     $ 24,933
                                                    =========     ========

     In 1994, we entered into capital lease agreements for production equipment. The gross and net book values of equipment financed under capital leases amounted $4,107 and $350, respectively, at December 31, 1998 and $2,353 and $342, respectively, at December 31, 1999.

         Land and buildings with a net book value of $1,123 and $924 at December 31, 1998 and December 31, 1999, respectively, have been pledged to guarantee a $10,000 loan received from Sumitomo Corporation in November 1997. See Note 7--Long-Term Debt.

     Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, volume field emission displays production equipment was installed at Unipac's facility. That equipment was purchased and funded by Unipac, and a portion of it is leased to PixTech, which amounts to $12,048 $11,023 and $10,793 as of December 31, 1998 and 1999 and March 31, 2000, respectively. According to Financial Accounting Standard 13, {{Accounting for Leases}}, PixTech's share of equipment was recorded as assets under the caption {{Property, Plant and Equipment}}, in the net amount of $11,061, $8,607 and $7,783 as of December 31, 1998 and 1999 and March 31, 2000, respectively. Depreciation of $988, $1,936 and $450 was recorded in 1998, 1999 and the three months ended March 31, 2000, respectively. As of December 31, 1999, the related capital lease obligation amounts to $9,686 compared to $10,125 as of December 31, 1998, of which $2,193 and $1,869 respectively has been recorded as current portion. As of March 31, 2000, the related capital lease obligation amounted to $4,607, of which $1,106 was recorded as current portion. (See Note 8--Capital Leases).

         In connection with the Micron Transaction (see "Note 20 -- Micron Transaction"), we acquired the production equipment located in Boise, Idaho, in May 1999. This acquisition was recorded in the amount of $13,375. The fair value of net assets acquired in the Micron Transaction was approximately $9,098 in excess of the cost of these assets. The fair value of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets exceeded cost, resulting in property plant and equipment of $13,375 (see "Note 20 -- Micron Transaction").

5.   Goodwill

     On February 20, 1996, we acquired substantially all the assets of PanoCorp, Inc. ("PanoCorp"), a research and development company located in California, in a transaction accounted for as a purchase. The assets of PanoCorp, Inc., principally including fixed assets valued at $120, were purchased for $250 in cash plus 150,000 warrants to purchase shares of our Common Stock at an exercise price of $11.67 per share. See Note 11--Stockholders' Equity - Warrants.

         The fair value of the 150,000 warrants was computed using the Black-Scholes model. Pursuant to APB Opinion 16, the value of these warrants was estimated at $230 and the entire transaction generated goodwill of $360. This goodwill is being amortized over 5 years.

6.   Short-term and long-term restricted cash

     In August 1997, we provided Unipac Optoelectronics Corp. ("Unipac"), our Asian manufacturing partner, with a written bank guaranty in an amount of $10,000 pursuant to the display foundry agreement (the "Foundry Agreement") signed in May 1997 between us and Unipac in order to implement volume production of field emission displays at Unipac's manufacturing line. We granted the issuing banks a security interest in cash and cash equivalents for the same amount. The pledged cash and cash equivalents have been recorded as short-term and long-term restricted cash in the balance sheet. Under certain conditions of the Foundry Agreement, Unipac can sell us certain equipment. The payment for such equipment will be secured by Unipac through the exercise of the bank guaranty. Both the amount of the guaranty to Unipac and the amount of the security interest to the banks is expected to decrease to match the net amount of equipment leased by Unipac to us.

         In March 2000, pursuant to an agreement dated December 17, 1999 signed with Unipac, the guaranty to Unipac was reduced by $5,000 in consideration of a payment in cash of same amount to Unipac. Pursuant to the terms of this agreement, this $5,000 payment will be considered as a prepayment against our future payments to Unipac concerning the equipment leased by Unipac to us. Consequently, the amount of the security interest to the banks was reduced by the same amount and amounted to $1,875 at March 31, 2000 (see Note 8 - Capital Leases).

7.   Long-term debt

     Long-term debt consists of the following :

                                                              December 31,
                                                       -----------------------
                                                         1998            1999
                                                       -------          ------
     Loan payable (a).................................. $10,000         $6,412
     Non interest bearing loan from ANVAR (b)..........   1,601          1,868
     Equipment purchase loans (c)......................      93             --
     Loan payable (d)..................................     107             30
     R&D agreement with French Local authorities (e)...      --          1,469
     Loan payable (f)..................................      --          1,329
     Loan payable (g)..................................      --             94
                                                        -------         ------
                                                         11,801         11,202
     Less: current portion.............................  (3,410)        (8,128)
                                                        -------         ------
     Total long-term debt, less current portion........ $ 8,391         $3,075
                                                        =======         ======

      (a) In November 1997, Sumitomo Corporation ("Sumitomo") granted us a $10,000 loan repayable over a period of three years. Of this $10,000 amount, $5,000 represents a straight loan payable in four equal installments every 6 months starting April 7, 1999, bearing interest at prime rate plus 0.75% per annum. The remaining amount of $5,000 represents a convertible loan payable in November 2000, bearing interest at prime rate plus 0.75% per annum, and partially or totally convertible, at Sumitomo's option, into shares of Common Stock of PixTech at a conversion price equal to 80% of the market price on the conversion date. This option became exercisable starting April 1999 and expires November 2000. As part of the Sumitomo agreement, the loan is partially secured as follows: (i) we pledged certain PixTech S.A. land and constructions located in Rousset. See Note 4-- Property, Plant and Equipment; (ii) the French atomic energy agency, Commissariat a l'Energie Atomique, has guaranteed certain contingent payment obligations towards Sumitomo in case of default by PixTech. See Note 16-- Related Parties Transactions. In addition, should we default on the repayment of the loan, we will remit to Sumitomo two thirds of any royalty amount received from any licensee until all obligations to Sumitomo are satisfied.

      During 1999, Sumitomo converted 750,000 shares of Common Stock for $1,088. As of December 31, 1999 the principal due on the convertible loan is $3,912.

     (b) We entered into a development contract with a French Public agency ANVAR in 1993. Under this agreement, we received a non-interest-bearing loan. Repayment of this loan started in 1997.

     (c) In 1994, we were granted a $686 loan from a supplier of a piece of particular equipment. This loan is payable in 8 installments of $77, including interest at 6.50%, over a period of 4 years starting in May 1996. As of December 31, 1999, this loan was totally repaid.

     (d) In 1995, we were granted a bank loan, which bears interest at 6.37% and is repayable in 20 installments of approximately $20 over 5 years starting in July 1995.

     (e) In 1997 and January 1999, we entered into two research and development agreements with French authorities. Under these agreements, we expect to benefit from zero-interest loans totaling approximately $3,000, of which $1,469 was received in April 1999.

     (f) (g) In connection with the Micron Transaction (see "Note 20 -- Micron Transaction"), we assumed two equipment loans from Micron.

The first one (f), with Bank of Boston, including interest at 7.63%, was recorded for $2,040 in May. The principal due as at December 31, 1999 is $1,329. This loan is repayable (approximately $94 per month) until February 2001.

The second one (g), with Heller, interest at 7.47%, was recorded for $835, the principal due as at December 31, 1999 is $94. The last repayment will be in January 2000.

         During the three-month period ended March 31, 2000, long term debt was reduced by $6,412 in connection with the conversion into shares of our Common Stock of a convertible note and another note issued to Sumitomo Corporation in 1997, which principal due on December 31, 1999 were $3,912 and $2,500 respectively (See Note 11-Stockholders' equity).

     Future minimum payments under these obligations as of December 31, 1999 are as follows:

     At December 31, 1999, due for the years ending December 31,
      2000....................................................       8,128
      2001....................................................         657
      2002....................................................       1,215
      2003....................................................         199
      2004....................................................         193
      2005....................................................         811
                                                                  --------
      Total minimum payments..................................    $ 11,203
                                                                  ========

At March 31, 2000, due for the years ending December 31,
      2000....................................................    $  1,311
      2001....................................................         636
      2002....................................................       1,162
      2003....................................................         190
      2004....................................................         185
      2005....................................................         777
                                                                  --------
Total minimum payments........................................    $  4,261
                                                                  ========

8.   Capital leases

                                                        December 31,
                                                    -------------------
                                                     1998         1999
                                                    -------     -------
     Capital lease obligations...............       $10,588     $10,099
     Less: current portion...................        (2,189)     (2,455)
                                                    -------     -------
                                                    $ 8,399     $ 7,644
                                                    -------     -------

     In December 1994, we completed several sale-leaseback transactions whereby equipment with a net book value of $4,219 was financed through three to five-year capital lease obligations, effective December 1994. At December 31, 1999, the net book value of this equipment was $342. During the three-month period ended March 31, 2000, the related capital lease obligation was reduced by $5,000 following the prepayment of same amount made in cash to Unipac and amounted to $4,607 at March 31, 2000 (See Note 4--Property, Plant and Equipment).

     Pursuant to the Foundry Agreement signed in 1997 with Unipac, PixTech's share of volume field emission displays production installed at Unipac's facility is leased to us. As of December 31, 1999, the related capital lease obligation amounts to $9,686, of which $2,193 has been recorded as current portion. (See Note 4--Property, Plant and Equipment).

     Future minimum payments under capital lease obligations are as follows:

     At December 31, 1999, due for the years ending December 31,
     2000..........................................................  $  3,057
     2001..........................................................     2,779
     2002..........................................................     2,475
     2003..........................................................     2,223
     2004..........................................................       929
                                                                     --------
     Total minimum payments........................................    11,463
     Less amount representing interest.............................    (1,364)
                                                                     --------
     Present value of minimum capitalized lease payments...........  $ 10,099
                                                                     --------

     At March 31, 2000, due for the years ending December 31,
     2000..........................................................  $  1,201
     2001..........................................................     1,458
     2002..........................................................     1,243
     2003..........................................................     1,173
     2004..........................................................       469
                                                                     --------
     Total minimum payments........................................     5,544
     Less amount representing interest.............................      (641)
                                                                     --------
     Present value of minimum capitalized lease payments...........  $  4,903
                                                                     --------

9.   Commitments and contingencies

         Operating leases

     We are obligated under operating lease agreements for equipment and manufacturing and office facilities.

     We leased certain equipment under a cancelable operating lease with terms of 60 months through 1999. The total amount of the base rent payments has been charged as an expense on the straight-line method over the term of the lease. At the end of September 1999, the equipment became our property.

     We lease our main manufacturing and office facilities under a non-cancelable operating lease, which expires September 2000, with an option to renew.

     Minimum annual rental commitments under non-cancelable leases at December 31, 1999 are as follows:


     Year ending December 31,
     2000...........................................       $1,380
     2001...........................................        1,249
     2002...........................................          952
     2003...........................................          604
                                                              ---
     Total minimum payments                                $4,167
                                                           ======

     Rental expense for all operating leases consisted of the following:

                                                1997       1998        1999
                                                ----       ----        ----
     Rent expense for operating leases         $1,245     $1,188      $1,454
                                               =======    =======     ======



License agreement and research and development agreement with Commissariat a l'Energie Atomique

     See Note 16--Related Party Transactions


10.  Fair Value of Financial Instruments

     At December 31, 1998 and 1999, the carrying values of financial instruments such as cash and cash equivalents, short term investments, accounts receivable and payable, other receivables and accrued liabilities and the current portion of long-term debt approximated their market values, based on the short-term maturities of these instruments.

     At December 31, 1998 and 1999, the fair values of long-term debt and other long-term liabilities, with book value of $22,917 and $21,354 were $16,081 and $15,043, respectively. Fair value is determined based on expected future cash flows, discounted at market interest rates, and other appropriate valuation methodologies.

11.  Stockholders' Equity

     The share amounts and per share dollar amounts included herein reflect the effect of the 2 for 3 reverse stock split which was effective on July 18, 1995.


   Common Stock

     On July 18, 1995, we sold 2,500,000 shares of Common Stock for net proceeds of $20,998 in our initial public offering on Nasdaq.

     On February 7, 1997, we sold 3,333,000 shares of Common Stock in a public offering in Europe resulting in net proceeds of $15,927.

     In February 1997, we sold 463,708 and 1,111,111 shares of our Common Stock to Motorola, Inc. and to United Microelectronics Corporation, the parent company of Unipac Optoelectronics Corporation, respectively, in private placements resulting in net proceeds of $2,086 and $5,000, respectively.

     In March 1998, we sold 1,000,000 shares of our Common Stock to The Kaufmann Fund Inc., in a private placement at a price of $4.00 per share, resulting in net cash proceeds of $4,000 before expenses payable by us, which amounted to $44.

     In March 1998, we entered into a license agreement with Coloray Display Corporation, a California corporation ("Coloray"), providing us with a worldwide, non-exclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to us, we paid an amount of $75 and issued 14,000 shares of our Common Stock, valued at a price of $3.57 per share, representing a total amount of $50.

     In December 1998, we sold 222,222 shares of our Common Stock in a private placement at a price of $2.25 per share, resulting in net proceeds of $500.

     In January 1999, we sold 150,000 shares of our Common Stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352. In consideration of the Micron Transaction (See "Note 20 -- Micron Transaction"), we issued in May 1999 7,133,562 shares of our Common Stock, representing a total amount of $14,205, and a warrant to purchase 310,000 shares of our Common Stock at an exercise price of approximately $2.25 per share. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. In consideration of the 7,133,562 shares of Common Stock and 310,000 warrants issued pursuant to the Micron Transaction, we were granted certain assets, assumed certain liabilities, and received $4.3 million in cash.

      In August 1999, we secured a $15 million equity-based line of credit with Kingsbridge Capital Limited, an institutional investor specializing in equity lines. Under the terms of the equity line, we can draw up to $15 million cash in exchange for our Common Stock, in increments over a two-year period. The decision to draw on any of the funds and the timing and amount of any such draw are at our sole discretion, subject to certain conditions. Such conditions include limitations depending on the volume and the price of our Common Stock. Also the minimum amount we have to draw is $5M within the two-year period. These shares will be issued at a 10% or 12% discount to the market price at the time of any draw. In November 1999, we issued 624,809 shares of Common Stock, representing $ 824 ($1,000 less issuance costs of $176).

      In October 1999, we completed a $20 million equity private placement with Unipac Optoelectronics Corporation ("Unipac"). Under the terms of the agreement, Unipac, an active matrix liquid crystal display manufacturer based in Taiwan received 12.4 million shares of our

Common Stock at a purchase price of $1.61 per share. With this transaction, Unipac becomes our largest shareholder, and combined with its parent company United Microelectronic Corporation (UMC), owns approximately 34.5 percent of our shares of Common Stock outstanding. The net cash of this transaction was $19,963 (net of issuance costs of $36).

     In connection with the Sumitomo loan (see "Note 7 (a) -- Long Term Debt"), in 1999 we issued, starting July 23, 1999 750,000 shares of our Common Stock in 1999, representing a decrease of our obligation of $1,089.

     In December 1999, in connection with the Coloray agreement, we paid an amount of $25 and issued 14,000 shares of our Common Stock, valued at a price of $3.57 per share, representing a total amount of $50.

     There were 37,351,283 shares of Common Stock outstanding at December 31, 1999.

     In January and February 2000, we issued 2,126,246 shares of our Common Stock to Sumitomo Corporation upon the conversion in full of $3,912 then outstanding under a $5,000 convertible note issued in 1997 to Sumitomo Corporation. This note, with a principal due of $3,912 at December 31, 1999, was convertible at Sumitomo Corporation's option into shares of our Common Stock at a conversion price equal to 80% of the market price of the Common Stock at the conversion date.

     In March 2000, we converted the entire outstanding amount of a loan by Sumitomo Corporation previously payable in two settlements of $1,250 each in May 2000 and November 2000 through the issuance of 385,549 shares of our Common Stock at a price of $6.48 per share of Common Stock for an aggregate consideration of $2,500.

     In March 2000, in connection with an agreement signed with Coloray Display Corporation, we issued 16,000 shares of our Common Stock, valued at a price of $3.57 per share, representing a total amount of $57 in consideration for the transfer to us of the rights and obligations of Micron Technology, Inc. under the license agreement dated as of April 8, 1992 between Coloray Display Corporation and Micron Technology, Inc.

     In connection with the equity-based line of credit with Kingsbridge Capital Ltd., during the three months ended March 31, 2000, we issued 933,625 shares of Common Stock, representing $2,946 ($3,000, less issuance costs of $54). Through March 31, 2000, out of the maximum amount of $15,000, we have drawn a total amount of $4,000.

Preferred Stock

     Our Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the relative rights thereof. In December 1998, 500,000 shares of Preferred Stock were reserved for the issuance of "Series E Convertible Preferred Stock".

Convertible preferred stock

     Series A to D shares of Convertible Preferred Stock automatically converted into shares of Common Stock upon the closing of our initial public offering in 1995.

     In December 1998, we issued 367,269 Series E shares of Convertible Preferred Stock. The Preferred Stock was sold in a private placement at a price of approximately $22.53 per share, resulting in net proceeds of $8,275, before expenses payable by PixTech, which amounted to $822. The amount representing Preferred Stock we sold is generally convertible into shares of Common Stock starting from June 21, 1999 at a conversion price equal to the lesser of approximately $1.60938 per share of Common Stock or the average of the closing price of the Common Stock over the ten trading days immediately preceding the notice of conversion. In addition to the conversion feature, the Preferred Stock has a liquidation preference equal to the purchase price of the preferred stock and a cumulative dividend. The Preferred Stock will automatically convert into Common Stock on December 22, 2003. The Preferred Stock is redeemable at the option of PixTech at the issue price upon certain events. The holders of shares of Series E Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible.

     The holders of Series E Preferred Stock are entitled to receive cumulative dividends. At December 31, 1999 a dividend of $525 was accrued and recorded against Stockholders' Equity. At March 31, 2000 a dividend of $66 was accrued and recorded against stockholders' equity.

     In addition, we are required to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common Stock that the Series E Stock are convertible into. As of March 31, 2000, the Series E Stock would have been convertible into 474,746 shares of Common Stock thus requiring us to reserve 712,119 shares of the remaining authorized but unissued shares.

     In February 2000 and March 2000, we issued an aggregate of 4,058,978 shares of Common Stock upon the conversion of an aggregate of 266,297 shares of Series E Preferred Stock at an average conversion price of $1.60938. At March 31, 2000, there were 30,972 shares of Series E Preferred Stock outstanding. These shares of Series E Preferred Stock were convertible into shares of Common Stock using a conversion price equal to the lesser of approximately $1.60938 per share of Common Stock or the average closing price of our Common Stock over the ten trading days immediately preceding the notice of conversion.

     Stock Options

     1993 Stock Option Plan

     We adopted a stock option plan on November 30, 1993, the "1993 Stock Option Plan" (which was amended and restated in May 1995 and in April 1997), under which options to purchase shares of Common Stock may be granted to our key employees and consultants. The plan provides that the Compensation Committee of the Board of Directors shall determine the option price and that no portion of the option may be exercised beyond ten years from the date of grant. Options, which are outstanding at December 31, 1999, become exercisable within a certain period of time or when specific milestones are completed.

The activity under the option plan was as follows:

                                                              Shares         Options        Weighted
                                                              ------         -------        --------
                                                            available      outstanding       Average
                                                            ---------      -----------       -------
                                                                                          Option Price
                                                                                          ------------
                                                                                            per Share
                                                                                            ---------
     Balance at December 31, 1996.......................        278,756        1,464,274
        Additional shares reserved......................        800,000               --
        Options granted.................................     (1,121,050)       1,121,050        $4.300
        Options exercised...............................             --          (52,989)        0.506
        Options terminated unexercised..................        464,193         (464,193)        7.875
                                                            -----------       ----------
     Balance at December 31, 1997.......................        421,899        2,068,142
                                                            ===========       ==========
        Options granted.................................       (444,960)         444,960        $4.626
        Options exercised...............................             --           (1,375)        0.656
        Options terminated unexercised..................        362,535         (362,535)        4.632
                                                            -----------       ----------
     Balance at December 31, 1998.......................        339,474        2,149,192
                                                            ===========       ==========
        Additional shares reserved......................      2,500,000               --
        Options granted.................................     (2,167,505)       2,167,505        $1.949
        Options exercised...............................             --         (137,217)        0.535
        Options terminated unexercised..................        376,655         (376,655)        3.490
                                                            -----------       ----------
     Balance at December 31, 1999.......................      1,048,624        3,802,825
                                                            ===========       ==========

     Options to purchase 1,125,434 shares and 1,776,081 shares were exercisable at weighted-average exercise prices of $1.186 and $2.10 at December 31, 1998 and December 31, 1999, respectively.

     Exercise prices for options outstanding as of December 31, 1999 ranged from $0.375 to $9.750. The weighted average remaining contractual life of those options is 8.020 years.

     The following is additional information related to options outstanding as of December 31, 1999:

                                          Options Outstanding                                Options Exercisable
                                          -------------------                                -------------------
                                                Weighted
                                                Average             Weighted                               Weighted
      Exercise                 Number          Remaining            Average             Number              Average
       Price                 Outstanding    Contractual Life     Exercise Price       Exercisable       Exercise Price
                             -----------    ----------------     --------------       -----------       --------------
Range
------------------

 $ 0.375 - $ 3.500            3,185,530         7 years                   1.687           1,594,146               0.879
 $ 3.510 - $ 6.500              591,145         7 years                   5.151             667,125               5.355
 $ 6.510 - $ 9.750               26,150         6 years                   8.896             392,786               8.397

     Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following average assumptions:

                                     Years ended December 31,
                                     ------------------------
                                  1999                1998              1997
                                  ----                ----              ----
Expected Stock option term:    4 years             4 years           4 years
Interest rate                        3%                  3%                3%
Volatility                       0.922                0.74              0.30
Dividends                            0%                  0%                0%


For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Our pro forma information follows (in thousands except for loss per share information):

     ---------------------------------------------------------------------------
                                               1997         1998          1999
     ---------------------------------------------------------------------------
     Pro forma net loss                     $(14,865)     $(18,690)    $(29,893)
     Pro forma loss per share                 $(1.13)       $(1.29)      $(1.30)
     ---------------------------------------------------------------------------

     The weighted-average fair value of options granted during 1997, 1998 and 1999 were $2.52, $2.82 and $1.39, respectively.

     Director Stock Option Plan

     In May 1995, we adopted the 1995 Director Stock Option Plan (the "Director Stock Plan"), which provides for the issuance of up to 50,000 shares of our stock. The Director Stock Plan provides for an automatic grant of options to purchase our stock at its fair market value to our non-employee directors upon election or re-election to the Board of Directors.

The activity under the option plan was as follows:

                                                                           Shares        Options       Weighted
                                                                           ------        -------       --------
                                                                          available    outstanding    Average Option
                                                                          ---------    -----------    --------------
                                                                                                          Price
                                                                                                          -----
                                                                                                        per Share
                                                                                                        ---------
     Balance at December 31, 1996.......................                    44,000         6,000
        Options granted.................................                   (12,000)       12,000         $3.910
                                                                           --------      --------
     Balance at December 31, 1997.......................                    32,000        18,000
                                                                           ========      ========
        Options granted.................................                   (12,000)       12,000         $4.646
        Options terminated unexercised..................                    14,000       (14,000)        $5.962
                                                                           --------      --------
     Balance at December 31, 1998.......................                    34,000        16,000
                                                                           ========      ========
        Options granted.................................                    (6,000)        6,000         $1.843
     Balance at December 31, 1999.......................                    28,000        22,000
                                                                           ========      ========

     As at December 31, 1999 and at the date of grant, the exercise prices of each stock option grant under the Director Stock Plan was above our stock price. Therefore, no compensation expense was incurred.

     Warrants

     In December 1994, in connection with various equipment leases, we entered into a warrant agreement. Under this agreement, we granted a right to purchase 62,500 shares of Common Stock of PixTech, at a purchase price, of $2.88 per share. No value was ascribed to the warrant. This warrant expires on July 18, 2000.

     In February 1996, in order to finance partially the purchase of PanoCorp assets, we granted 150,000 warrants to purchase shares of our Common Stock at an exercise price of $11.67 per share. See Note 5--Goodwill.

     In February 1997, in connection with the purchase of 463,708 shares of our Common Stock, Motorola received warrants to purchase an additional 463,708 shares of our Common Stock at a price of $5.50 per share, which expired unexercised on December 31, 1998.

     In May 1999, we issued a warrant to Micron to purchase an aggregate of 310,000 shares of our Common Stock at $2.25313 per share.

     We are obligated to issue a warrant to purchase 35,000 shares of our Common Stock to Needham & Company, Inc., in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on May 10, 2004.

     We are obligated to issue a warrant to purchase 75,000 shares of our Common Stock to Josephthal and Co, in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on June 17, 2004.

     In addition, we have issued a warrant to Kingsbridge to purchase 100,000 shares of our Common Stock at $2.30 per share that expires on February 6, 2003.

Employee Stock Purchase Plan

     In May 1995, we adopted an employee stock purchase plan (the "Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. 100,000 shares of Common Stock are reserved for issuance under the Purchase Plan. To date, no shares have been issued under the Purchase Plan. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Plan and the dates when the stock may be purchased. Eligible employees, which represent all full-time employees (as defined by the Purchase Plan), participate voluntarily and may withdraw from any offering at any time before the stock is purchased. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates on May 9, 2005.

     Shares available for issuance

     At December 31, 1999, out of the 60,000,000 authorized shares of Common Stock, no shares were available for issuance by PixTech. On January 18, 2000 the stockholders approved the increase of authorized shares of Common Stock from 60,000,000 to 100,000,000 shares.


12.  Other and deferred revenues

     Other revenues and deferred revenues include the following:

                                                                                        December 31,
                                                                                 ----------------------------

                                                                      1997                 1998                1999
                                                                ---------------      --------------       --------------

                                                               Other    Deferred    Other    Deferred    Other    Deferred
                                                               -----    --------    -----    --------    -----    --------
     Grant from French Ministry of Industry (a)...........       $663      $1,210    $1,211    $     -    $    -    $   -
     Grant from French local authorities (b)..............        144         913       290      1,396     1,344        -
     Grant from European Union, Esprit Program (c)........          -         423        96        766       962        -
     Grant from DARPA (d).................................          -           -         -          -     2,092        -
     Grant from French Ministry of Research (e)...........          -           -         -          -         -      248
     Other................................................        335           -       371          -       510        -
                                                               -------     -------   -------   --------   -------   ------
     TOTAL................................................     $1,142      $2,546    $1,968    $ 2,162    $4,908    $ 248
                                                               =======     =======   =======   ========   =======   ======

(a) In December 1994, we were awarded a grant from the French Ministry of Industry to support manufacturing of field emission displays. The total contribution of the French Ministry of Industry amounted to $2,674. We recognized as income $800 in 1996, $663 in 1997, $1,211 in 1998. No revenue was recognized in 1999, as all conditions of the grant were met by December 31, 1998.

(b) PixTech SA was awarded certain incentives to establish its manufacturing facilities in Montpellier, France. These incentives are partially subject to maintaining an operating facility in this location for a certain period of time. In 1999, revenue recognized in the amount of $87 was related to various incentives granted by French local authorities. In April 1995, we signed a grant agreement with DATAR (Delegation a l'Amenagement du Territoire et a l'Action Regionale), an agency of French Home Office. The obligations related to the recognition of the associated revenue were reached in 1999 for $1,257.

(c) In February 1997, we entered into an research and development agreement with the European Union. The total contribution of the European Union to the costs we incurred amounts to $962. We received prepayments in 1997, 1998 and 1999 but revenues were recognized as income in 1999, as all conditions stipulated in the agreement have been met and we recognized the entire revenue.

(d) On August 5, 1999 we were awarded a development contract by Defense Advanced Research Projects Agency. Under the terms of the contract, we will receive approximately $4,700 to develop and produce a "Low-Power, Wide Angle of View, Spatial Color Field emission display for Rapid Information Update Applications." Milestone related revenue is recognized upon the achievement of these milestones as defined by the contract. Costs incurred under this contract are recognized in the period incurred as research and development expenses. In 1999, we received $2,092.

(e) In December 1998 we were awarded a grant of the French Ministry of Research for certain research and development tasks. We received in 1999 $248 which were not recognized as revenues and we expect to receive $600 in December 2000.


13.  Income Taxes
     Loss before income tax benefit consists of the following:

                                                                               December 31,
                                                                          ---------------------
                                                                     1997          1998          1999
                                                                  ---------     ---------     ---------
      France.................................................     $(13,567)     $(16,614)     $(21,003)
      Rest of world..........................................       (1,683)       (3,408)       (7,424)
                                                                  ---------     ---------     ---------
           Loss before income tax benefit....................     $(15,250)     $(20,022)     $(28,427)
                                                                  =========     =========    ==========

     The income tax benefit consists of $586, $2,159 and $0 as of December 31, 1997, 1998 and 1999 respectively, which relate to operations in France.

     A reconciliation of income taxes computed at the French statutory rate (40%) to the income tax benefit is as follows :

                                                                                      December 31,
                                                                                  ---------------------
                                                                              1997         1998         1999
                                                                            --------     --------     ---------
      Income taxes computed at the French statutory rate.............       $ 6,354      $ 7,341      $ 11,771
      Operating losses not utilized..................................        (6,354)      (7,341)      (11,771)
      Research credits...............................................           586        2,159            --
                                                                            --------     --------     ---------
      Total..........................................................       $   586      $ 2,159            --
                                                                            ========     ========     =========

     No U.S. income tax expense was realized and no U.S. income taxes were paid in years ended December 31, 1997, 1998 and 1999.


Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes consist of the following:

                                                                                    December 31,
                                                                               ---------------------
                                                                          1997          1998           1999
                                                                       -----------   -----------    -----------
     Deferred tax assets:
        Net operating loss carryforwards.......................         $ 12,058      $ 18,108       $ 24,032
        Deferred revenue.......................................              355            75             (3)
        Research credit carryforwards..........................            8,000         6,448          2,849
                                                                       ---------     ---------      ---------
                                                                          20,413        24,631         26,878
     Deferred tax liabilities:
        Deferred revenue.......................................             (412)         (760)            (1)
        Deferred expense.......................................             (165)          (53)            (8)
                                                                       ---------     ---------      ---------
          Total deferred tax assets............................           19,835        23,818         26,869
     Valuation allowance.......................................          (14,777)      (19,175)       (25,614)
                                                                       ---------     ---------      ---------
     Deferred tax assets.......................................         $  5,058      $  4,643       $  1,255
                                                                       =========     =========      =========

     Net operating loss carryforwards can be credited against future income in France. Net operating loss carryforward of: $4,809 expire in 2000, $5,124 in 2001, $9,176 in 2002, $13,304 in 2003, $15,045 in 2004 and $12,619 can be
carried forward indefinitely.

     Research credit carryforwards derive from our subsidiary PixTech SA. In France, research credit carryforwards are calculated following certain rules defined by the Tax administration. We are entitled to full payment by the Tax administration of these research credit carryforwards if they are not credited against income tax liabilities within a period of three financial years. We collected $2,840 and $2,913 in 1998 and 1999 respectively.

14.  Industry and Geographic Information

     We adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131"), effective for our fiscal years beginning after December 15, 1997. SFAS 131 requires that public business enterprises report certain information about operating segments in their financial statements, and about their products and services, the geographic area in which they operate, and their major customers. As we operate in one single reportable segment, the development, manufacturing and licensing of flat panel displays using electron emitters, the adoption of SFAS 131 has no effect on our consolidated operating results or financial condition.

     Our long lived-assets may be summarized as follow:

                                                                                     December 31,
                                                                                  ------------------
                                                                            1997        1998        1999
                                                                          --------    --------    --------
        United States..........................................           $   424     $   227     $11,570
        France.................................................             8,929       7,282       4,756
        Taiwan.................................................                --      11,317       8,607
                                                                          --------    --------    --------
                                                                          $ 9,353     $18,826     $24,933

15.  Significant Customers and Vendors

     Historically, we derived our revenues principally from cooperation and license agreements with certain display manufacturers. Net revenues from cooperation and license agreements represented approximately 50%, 34% and none of our net revenues for the fiscal years 1997, 1998 and 1999, respectively. We do not expect any significant additional milestone related revenues to be directly derived from existing cooperation and license agreements.

     In 1998 and 1999, product sales primarily reflected the shipment of displays to our first volume customer, Zoll Medical Inc.


     Service fees paid to our single manufacturer to manufacture its field emission displays represent 30% and 36% of total of its operation activity in 1998 and 1999, respectively. In addition, the obligations resulting from the research and development agreement with the Commissariat a l'Energie Atomique (See " Note 16 - Related Party Transactions ") represent 18 % of our operations in 1999.


16.  Related Party Transactions

     Commissariat a l'Energie Atomique license agreement

     In September 1992, we entered into a license agreement with Commissariat a l'Energie Atomique. Commissariat a l'Energie Atomique holds a controlling interest in Commissariat a l'Energie Atomique Industrie, a shareholder of PixTech. Under this agreement, Commissariat a l'Energie Atomique granted to us a royalty bearing, worldwide, exclusive license to all patents held by Commissariat a l'Energie Atomique in the field of field emission displays, with a right to sublicense these patents under certain conditions. The consideration for this license is a payment of license fees and royalties based on our sales and the license fees and royalties we collected.. No expense was recorded in 1993 and 1994 with respect to license fees and royalties due to Commissariat a l'Energie Atomique. In 1995, $1,000 was accrued in respect of license fees and royalties due to Commissariat a l'Energie Atomique in 1996. In order for us to maintain an exclusive license, it was required to make minimum royalty payments beginning in 1996. An amount of $45 payable to Commissariat a l'Energie Atomique in 1997 was accrued in 1996. By paying the remaining amount due to Laboratoire d'Electronique, de Technologie et d'Instrumentation, we will fulfill the minimum royalty obligations to Laboratoire d'Electronique, de Technologie et d'Instrumentation through 1999.

     In 1997, an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation license agreement was signed between the Commissariat a l'Energie Atomique and us (the "1997 Commissariat a l'Energie Atomique Amendment") for a period of three years, in return for Commissariat a l'Energie Atomique guarantying certain contingent payment obligations towards Sumitomo. See Note 7-- Long term debt. The royalty rates and minimum payments from us to Commissariat a l'Energie Atomique were increased for a period of three years. In addition, we gave a security interest to Commissariat a l'Energie Atomique on all its patents during the term of the amendment. An amount of $308 and $364 was accrued respectively in 1998 and in 1999, which included a minimum royalty obligation of $288 and $357, respectively pursuant to the 1997 Commissariat a l'Energie Atomique Amendment.

     Commissariat a l'Energie Atomique research and development agreement

     In September 1992, we entered into a three-year renewable research and development agreement with Commissariat a l'Energie Atomique, under which Commissariat a l'Energie Atomique, through its laboratory "Laboratoire d'Electronique, de Technologie et d'Instrumentation" performs certain research and development activities for our benefit. This program is expected to be extended for a third three-year period ending on January 1, 2002, subject to further extension by mutual agreement of the parties. The consideration received by the Commissariat a l'Energie Atomique for this research and development activity in 1999 amounted to approximately $1,083.

     In connection with the above research and development agreement with Commissariat a l'Energie Atomique, we incurred $637, $848 and $1,043 in 1997, 1998 and 1999, respectively, of research and development costs.

17.  License

     In connection with our license of our technology to a display manufacturer, we acquired a worldwide, non-exclusive royalty-free license to such licensee's background field emission display technology, as well as a right to grant royalty-free sublicenses to certain other companies. We were obligated to pay certain license fees in connection with the acquisition of these rights from such licensee; these payments to the licensee were $650 in 1995 and $650 in 1996. In 1997, we recorded cooperation and license revenues in the amount of $707, in consideration of the cancellation of same amount that had been included in accounts payable in relation to accrued license fees due this licensee.

     In connection with the license of our technology to another display manufacturer, we also acquired a worldwide, non-exclusive license, without the right to sublicense, to certain technology of such licensee. We were obligated to pay certain license fees in connection with the acquisition of these rights; these payments to the licensee were $1,000 in 1995, $1,000 in 1996. The remaining license fees payable to this licensee in the amount of $1,400 were canceled in 1997, as consideration for the purchase by such licensee of shares of our Common Stock in February 1997.

     In March 1998, we entered into a license agreement with Coloray, providing PixTech with a worldwide, non-exclusive royalty-free license on certain technologies related to field emission displays. In 1998, in consideration of the license and rights granted to PixTech, we paid an amount of $75 and issued 14,000 shares of our Common Stock, valued at a price of $3.57 per share, representing a total amount of $50. In 1999, we paid an amount of $25 and issued 14,000 shares of our Common Stock, representing a total amount of $50 (See Note 11--Stockholders' Equity).

18.  Litigation

     We have received correspondence from Futaba Corporation and its legal counsel since January 1998 alleging the following; (i) Pixtech is infringing one or more patents owned by Futaba relating to the construction and manufacture of its displays that are not expressly included under the license agreement between Futaba and Pixtech, (ii) PixTech's use of terms such as "alliance" and "partners" in describing the nature of its contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading and
(iii) certain provisions in the foundry agreement with Unipac constitute an impermissible sublicense of Futaba technology. Futaba has also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has in turn disclosed such information to a third party vendor. We have accepted an offer of settlement from Futaba, reflected in correspondence dated December 15, 1999 and December 30, 1999, pursuant to which Futaba has waived these claims against us. Futaba and PixTech are currently preparing a definitive written settlement agreement.

     To our knowledge, there are no other exceptional facts or litigation that could have or that have in the recent past had any significant impact on its business, results, financial situation, or assets and liabilities.

19.  Financial position

     During 1999, we incurred losses in the amount of $28,427 and used cash in operating activities of $17,945, which adversely affected our liquidity. At December 31,1999, we had net working capital of $17,740 and a deficit accumulated during the development stage of $82,583. In 1999, we significantly improved our liquidity and financial position with the completion of $20.0 million equity private placement with Unipac. We expect that cash available at March 31, 2000, together with the $15,000 received from the private placement, the anticipated proceeds from the Kingsbridge equity-based line of credit, and cash from various grants and loans, and from research and development tax credits, will be sufficient to meet our cash requirements for the near future. We intend to continue improving our liquidity and financial position through capital increases. We cannot assure you, however, that additional funds will be available through capital increases when needed or on terms acceptable to us.

20.  Micron transaction

     On March 19, 1999, we entered into a definitive agreement to purchase certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, certain contract rights and cash (the "Micron Transaction"). The Micron Transaction was closed on May 19, 1999 between PixTech and Micron and was accounted for as an acquisition of assets. The financial statements reflect the acquisition of assets for a cost of $17,932 and the assumption of certain liabilities in the amount of $2,958, in consideration of the issuance of 7,133,562 shares of our Common Stock, representing a total amount of $14,205, and a warrant to purchase 310,000 shares of our Common Stock. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. The estimated fair value of net assets acquired in the Micron Transaction was approximately $9,157 in excess of the cost of net assets acquired. Consequently, the estimated fair value of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets acquired exceeded cost resulting in property plant and equipment of $13,316. In addition, we received cash in the amount of $4,350. Therefore, of the assets acquired for $17,932, $13,316 was reflected under the caption "Property, Plant and Equipment", and $4,350 under the caption "Cash and cash equivalents".

     The following unaudited pro forma financial information presents the combined results of operations for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000. after giving effect to certain adjustments, including additional personnel costs and depreciation expenses. The pro forma financial information for the years ended December 31, 1998 and 1999 are prepared as if the transaction had been completed at the beginning of the periods indicated. The financial information for the three month periods ended March 31, 1999 and 2000 are prepared as if the transaction had been completed as of January 1, 1999. The pro forma financial information does not necessarily reflect the results of operations that would have occurred, had the transaction been completed at the beginning of the periods indicated, and may not be indicative of the future results.

                                                                                Three months ended
                                                 Year ended December 31,             March 31,
                                                 -----------------------      ---------------------
                                                   1998            1999         1999         2000
                                                 -------          ------      -------       ------
Net loss                                        $ (26,986)      $ (32,105)    $(7,891)     $(6,229)

Net loss to holders of common stock             $ (26,998)      $ (32,617)    $(7,757)     $(6,687)

Net loss per share of common stock              $   (1.25)      $   (1.27)    $ (0.35)     $ (0.16)

21.  Subsequent events

     In January and February 2000, we issued to Sumitomo 2,126,246 shares of our Common Stock, for a total conversion price of $ 3,911, representing the outstanding balance of our convertible loan as of December 31, 1999 (see "Note 7
(a) -- Long Term Debt").

     In February 2000, we signed an amendment to the Common Stock Purchase Agreement dated October 6, 1999 with Unipac Optoelectronics Corporation ("Unipac"). Pursuant to this amendment, in April 2000 we issued 9.3 million shares of its Common Stock at a purchase of $1.61 per share to United Microelectronics Corporation.

     In April 2000, we issued 136,276 shares of Common Stock following the conversion of 8,877 shares of Series E Convertible Preferred Stock at a conversion price of $1.60938 per share. After this transaction, the remaining Series E Convertible Preferred Stock, including accrued dividends, is convertible into 340,224 shares of Common Stock using a conversion price of $1.60938.

Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.  Other Expenses of Issuance and Distribution.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by PixTech. Other than the registration fee, the amounts stated below are estimates.

Registration Fee........................................................$  7,600
Legal Fees and Expenses.................................................$ 57,000
Nasdaq Listing Fees.....................................................$ 17,500
Printing and Engraving Expenses.........................................$ 10,000
Accounting Fees and Expenses............................................$  5,000
Other...................................................................$  4,900

           TOTAL........................................................$102,000
           =====                                                        ========

Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of us, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

         Article FIFTH of our restated certificate of incorporation provides that we shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party to any action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of PixTech. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of these persons. Article FIFTH also permits the board of directors to authorize the grant of indemnification rights to our other employees and agents and these rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

         Article V, Section 1 of our restated by-laws provides that we shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by these persons in any such capacity.

         We have entered into indemnification agreements with each of our directors and have obtained insurance covering our officers and directors against certain losses and insuring us against certain of its obligations to indemnify its directors and officers.

         Pursuant to the Delaware General Corporation Law, Article FIFTH of our restated certificate of incorporation eliminates a director's personal liability for monetary damages to us and our shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to us or our shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

         We believe that courts in Europe and the U.S. may have jurisdiction in an action against us, our directors or officers. Such jurisdiction will be delivered by the laws of the jurisdiction in effect at that time.

Item 15   Recent Sale of Unregistered Securities.

         Since May 1997, we have sold and issued the following unregistered securities:

         On December 22, 1998, we sold 367,269 shares of our series E preferred stock to certain investors at a price of approximately $22.53 per share and an aggregate offering price of $8,275,000. In addition, on December 22, 1998, we sold 222,222 shares of our common stock to certain investor at a price of approximately $2.25 per share and an aggregate offering price of $500,000.

         In January 1999, we sold 150,000 shares of common stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352,000.

         In May 1999, we issued 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of our common stock to Micron Technology, Inc. in a private placement, in consideration of the acquisition of assets from Micron Technology, Inc. for $17.9 million, including cash for $4.4 million and the assumption of certain liabilities in the amount of $2.9 million. The warrant may be exercised until May 19, 2001, and has an exercise price of $2.25313 per share.

         In October 1999, we issued 12,427,146 shares of common stock to Unipac Optoelectronics Corporation in a private placement at a price of $1.60938 per share, resulting in net proceeds of $20,000,000.

         In April 2000, we issued 9,320,359 to United Microelectronics Corporation in a private placement at a price of $1.60938 per share, resulting in net proceeds of $15,000,000.

         On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which we may issue and sell, from time to time, shares of its common stock for cash consideration up to an aggregate of $15 million. Pursuant to the requirements of the equity line agreement, we have filed this registration statement in order to permit the investor to resell to the public any shares that it acquires pursuant to the equity line agreement. Commencing the date this registration statement was declared effective by the Securities and Exchange Commission and continuing for a period of 24 months thereafter, PixTech may from time to time at its sole discretion, and subject to certain restrictions set forth in the equity line agreement, sell, or put, shares of its common stock to the investor at a price equal to 88-90 percent of the then current average market price of our common stock, as determined under the equity line agreement. Puts can be made every 20 trading days in amounts ranging from a minimum of $125,000 to a maximum of $1,300,000, depending on the trading volume and the market price of the common stock at the time of each put. We are required to put at least $5,000,000 worth of our common stock to Kingsbridge over the life of the equity line agreement. To date, we have put a total of 1,558,434 shares of our common stock to Kingsbridge in four separate puts of $1,000,000 each on November 17, 1999, January 10, 2000, February 7, 2000 and March 2, 2000.

         In conjunction with the equity line agreement, in August 1999, we issued to Kingsbridge a warrant which entitles the holder to purchase 100,000 shares of our common stock at a price of $2.30 per share. The warrant is exercisable at any time ending in February, 2003. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of common stock underlying the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

         No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of common stock, series E preferred stock, and warrants to purchase common stock were made in reliance upon Section 4(2) of the Securities Act as transactions not involving any public offering and Regulations D and S promulgated under it. We have reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning our operations and financial conditions, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock and series E preferred stock were deemed to be restricted securities for purposes of the Act and the certificates representing these securities bore legends to that effect.

Item 16.  Exhibits.

EXHIBIT INDEX

Number       Footnote                                           Description
------       --------                                           -----------
2.1            15           Acquisition agreement between Micron Technology, Inc. and the Registrant dated March 19,
                            1999.

2.2            15           Amendment Number 1 to Acquisition agreement between Micron Technology, Inc. and the
                            Registrant dated April 23, 1999.

2.3            15           Amendment Number 2 to Acquisition agreement between Micron Technology, Inc. and the
                            Registrant dated May 17, 1999.

3.1            1            Restated Certificate of Incorporation of Registrant.

3.2            2            Restated By-Laws of Registrant.

3.3            14           Certificate of Designations of PixTech, Inc.

3.4            18           Certificate of Amendment of Restated Certificate of Incorporation of Registrant.

3.5            17           Certificate of Amendment of Restated  Certificate of Incorporation  of Registrant,  dated
                            January 18, 2000.

4.1            3            Specimen certificate for shares of Common Stock of the Registrant.

4.2            3            Warrant to purchase 62,500 shares of Common Stock of the Registrant issued to Comdisco,
                            Inc.

4.3            6            Warrant to purchase 150,000 shares of Common Stock of the Registrant issued to PanoCorp
                            Display Systems, Inc.

4.4            8            Warrant to purchase 463,708 shares of Common Stock of the Registrant issued to Motorola,
                            Inc.

4.5            10           Convertible Note issued by PixTech, Inc. to Sumitomo Corporation dated October 27, 1997.

4.6            19           Warrant to purchase 310,000 shares of Common Stock of the Registrant issued to Micron
                            Technology, Inc.

4.7            21           Warrant to purchase 100,000 shares of Common Stock of the Registrant issued to
                            Kingsbridge Capital Limited.

5.1            21           Opinion of Palmer & Dodge LLP as to the legality of the securities being registered hereunder.

10.1           3,4,5        License agreement in the Field of Flat Microtip Screens dated as of September 17, 1992 between the Registrant and the Commissariat a l'Energie Atomique, as amended.

10.2           3,4,5        Research and Development agreement in the Field of Flat Microtip Screens dated September
                            17, 1992 between the Registrant and the Commissariat a l'Energie Atomique.

10.3           3,5          Cooperation and license agreement dated June 29, 1993 between the Registrant and Texas
                            Instruments Incorporated.

10.4           3,5          Cooperation and license agreement dated November 27, 1993 between the Registrant and
                            Futaba Corporation.

10.5           3,5          License agreement dated November 27, 1993 between the Registrant and Futaba Corporation.

10.6           3,5          Cooperation and license agreement dated June 1, 1994 between the Registrant and


                            Raytheon Company.

10.7           3            ESPRIT Project: 8730 Active Interest for Multimedia with Field emission display dated
                            December 1, 1993 among the Registrant and other project participants.

10.8           3            Master Lease agreement dated December 12, 1994 between COMDISCO France S.A.  and PixTech
                            France.

10.9           3            Purchase agreement dated December 23, 1994 between COMDISCO France S.A.  and PixTech
                            France.

10.10          3            Guarantee dated November 29, 1994 between the Registrant and COMDISCO.

10.11          3            Leaseback agreement dated April 5, 1995 between COMDISCO France S.A.  and PixTech France.

10.12          3,4          Contract between L'Agence Nationale de Valorisation de la Recherche and PixTech France
                            dated March 3, 1993.

10.13          3,4          Loan agreement between the Banque Worms and PixTech France dated December 13, 1994, as amended.

10.14          17           Amended and Restated 1993 Stock Option Plan.

10.15          3            1995 Director Stock Option Plan.

10.16          3            1995 Employee Stock Purchase Plan.

10.17          3            Amended and Restated Investor Rights and Stockholder Voting agreement dated as of
                            December 24, 1993, as amended, among the Registrant and certain of its stockholders.

10.18          3,4          Real Estate agreement between PixTech France and IBM France dated February 15, 1994 for space located in Montpellier, France.

10.19          3,4,5        Agreement of State Support of Technical Development and Research dated December 30, 1994 between PixTech France and the Ministry of Industry, Postal Services and
                            Telecommunications and Foreign Trade.

10.20          3            Form of Indemnification agreement between the Registrant and each of its directors.

10.21          3,5          Cooperation and license agreement dated as of June 12, 1995 between the Registrant and
                            Motorola, Inc.

10.22          6            Lease dated as of July 31, 1995 between the Registrant, as Lessee, and Pecton Court
                            Associates as Lessor.

10.23          6            Lease dated as of March 1, 1996, between the Registrant, as Lessee, and Frank Deverse as
                            Lessor.

10.24          6            Registration Rights agreement between the Registrant and Panocorp Display Systems, Inc.
                            dated February 20, 1996.

10.25          5,7          Termination agreement dated July, 15, 1996 between the Registrant and Texas Instrument
                            Incorporated.

10.26          5            Amendment No.  1, dated February 6, 1997, to the Cooperation and license agreement between the Registrant and Motorola.

10.27          8            Stock Purchase agreement dated February 14, 1997, between the Registrant and United
                            Microelectronics Corporation.

10.28          8            Stock and Warrant Purchase agreement dated February 6, 1997 between the Registrant and
                            Motorola, Inc.

10.29          9            Foundry Agreement between PixTech, S.A.  and Unipac Optoelectronics Corporation dated
                            May 22, 1997.


10.30          9            Distribution and Financing agreement between Sumitomo Corporation, PixTech Inc. and
                            PixTech S.A.  dated as of July 21, 1997.

10.31          9            Cross-Licensing Period Extension between Raytheon Company and Pixel International, S.A.
                            (now PixTech S.A.) dated as of September 4, 1997.

10.32          9            Amendment No 14 to the license agreement on the Microtips Display between PixTech, Inc.
                            and the Commissariat a l'Energie Atomique.
10.33          9            Credit agreement between Sumitomo Corporation and PixTech, Inc. dated as of July 21,
                            1997.

10.34          10           License agreement, dated March 16, 1998, between the Registrant and Coloray Display
                            Corporation.

10.35          11           Stock Issuance agreement, dated March 16, 1998, between the Registrant and Standard
                            Energy Company.

10.36          12           Stock Purchase agreement, dated March 27, 1998, between the Registrant and Kaufmann Fund
                            Inc.

10.37          13           Preferred Stock Purchase agreement among PixTech Inc., The Kaufmann Fund, Inc., Wingate
                            Capital Ltd., Fisher Capital Ltd., The Atherton Co.  And Banque Generale de Luxembourg,
                            fonds Interselex Equity Easdaq dated as of December 22, 1998.

10.38          15           Employment agreement of Jean-Luc Grand-Clement dated January 19, 1999.

10.39          15           Employment agreement of Michel Garcia dated September 9, 1992.

10.40          15           Employment agreement of Francis Courreges dated June 28, 1993.

10.41          15           Amendment No. 1 to Employment agreement of Francis Courreges dated September 27, 1996.

10.43          15           Employment agreement of Jean-Jacques Louart dated April 7, 1997.

10.44          16           Lease agreement, dated as of May 19, 1999, between the Registrant and Micron Technology,
                            Inc.

10.45          16           Employment agreement of James J. Cathey dated May 20, 1999.

10.46          18           Patent cross license agreement dated May 19, 1999 between the Registrant and Micron
                            Technology, Inc.

10.47          20           Investor Rights agreement dated as of May 19, 1999 between the Registrant and Micron
                            Technology, Inc.

10.48          21           Private Equity Line agreement by and between Kingsbridge Capital Limited and PixTech,
                            Inc. dated as of August 9, 1999.

10.49          21           Registration Rights agreement dated as of August 9, 1999 by and between PixTech, Inc.
                            and Kingsbridge Capital Limited.

10.50          22           Common Stock Purchase Agreement by and between PixTech, Inc. and Unipac Optroelectronics
                            Corporation dated as of October 6, 1999.

10.51          17           Employment Agreement of Dieter Mezger dated February 2nd, 2000.

10.52          24           First Amendment, dated as of February 29, 2000, to the Common Stock Purchase Agreement
                            by and between PixTech, Inc. and scheduled Purchasers dated October 6, 1999

21.1           3            Subsidiaries of the Registrant.

23.1           23           Consent of Ernst & Young.

24.1           21           Power of Attorney

27             17           Financial Data Schedule.

(1) Filed as Exhibit 3.2 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(2) Filed as Exhibit 3.4 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(3) Filed as an exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(4)  English translation filed.

(5) Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, or pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(6) Filed as an exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(7) Filed as Exhibit 10 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference.

(8) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

(9) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(10) Filed as Exhibit 10.1 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(11) Filed as Exhibit 10.2 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(12) Filed as Exhibit 10.13 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(13) Filed as Exhibit 1.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(14) Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(15) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(16) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(17) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

(18) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q/A for the fiscal quarter ended June 30, 1999 filed with the Commission on August 24, 1999 and incorporated herein by reference.

(19) Filed as Exhibit 3 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

(20) Filed as Exhibit 2 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

(21) Filed as an Exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333-87001) and incorporated herein by reference.

(22) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(23) Filed herewith.

(24) Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed with the Commission on May 8, 2000 and incorporated herein by reference.

Item 17.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-1, File No. 333-87001, to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of June, 2000.

                                  PIXTECH, INC

                                          /s/ Dieter Mezger
                                     --------------------------------------
                                     Dieter Mezger
                                     President and Chief Executive Officer,


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

           Signature                                Title                                       Date
           ---------                                -----                                       ----
 /s/ Dieter Mezger                       President and Chief Executive Officer           June 12, 2000
-------------------------------
Dieter Mezger                            (Principal Executive Officer) and
                                         Director

 /s/ Jean-Luc Grand-Clement              Chairman of the Board                           June 12, 2000
-------------------------------
Jean-Luc Grand-Clement


 /s/ Marie Boem                          Chief Financial Officer (Principal              June 12, 2000
-------------------------------
Marie Boem                               Financial and Accounting Officer)


   *                                     Director                                        June 12, 2000
-------------------------------
John A. Hawkins


 /s/ Ronald J. Ritchie                   Director                                        June 12, 2000
--------------------------------
Ronald J. Ritchie


 /s/ Andre Borrel                        Director                                        June 12, 2000
-------------------------------
Andre Borrel

*By:  /s/ Dieter Mezger                                                                  June 12, 2000
    ---------------------------
Dieter Mezger
Attorney-in-fact

Item 16.  Exhibits.

EXHIBIT INDEX

Number       Footnote                                           Description
------       --------                                           -----------
2.1            15           Acquisition agreement between Micron Technology, Inc. and the Registrant dated March 19,
                            1999.

2.2            15           Amendment Number 1 to Acquisition agreement between Micron Technology, Inc. and the
                            Registrant dated April 23, 1999.

2.3            15           Amendment Number 2 to Acquisition agreement between Micron Technology, Inc. and the
                            Registrant dated May 17, 1999.

3.1            1            Restated Certificate of Incorporation of Registrant.

3.2            2            Restated By-Laws of Registrant.

3.3            14           Certificate of Designations of PixTech, Inc.

3.4            18           Certificate of Amendment of Restated Certificate of Incorporation of Registrant.

3.5            17           Certificate of Amendment of Restated  Certificate of Incorporation  of Registrant,  dated
                            January 18, 2000.

4.1            3            Specimen certificate for shares of Common Stock of the Registrant.

4.2            3            Warrant to purchase 62,500 shares of Common Stock of the Registrant issued to Comdisco,
                            Inc.

4.3            6            Warrant to purchase 150,000 shares of Common Stock of the Registrant issued to PanoCorp
                            Display Systems, Inc.

4.4            8            Warrant to purchase 463,708 shares of Common Stock of the Registrant issued to Motorola,
                            Inc.

4.5            10           Convertible Note issued by PixTech, Inc. to Sumitomo Corporation dated October 27, 1997.

4.6            19           Warrant to purchase 310,000 shares of Common Stock of the Registrant issued to Micron
                            Technology, Inc.

4.7            21           Warrant to purchase 100,000 shares of Common Stock of the Registrant issued to
                            Kingsbridge Capital Limited.

5.1            21           Opinion of Palmer & Dodge LLP as to the legality of the securities being registered hereunder.

10.1           3,4,5        License agreement in the Field of Flat Microtip Screens dated as of September 17, 1992 between the Registrant and the Commissariat a l'Energie Atomique, as amended.

10.2           3,4,5        Research and Development agreement in the Field of Flat Microtip Screens dated September
                            17, 1992 between the Registrant and the Commissariat a l'Energie Atomique.

10.3           3,5          Cooperation and license agreement dated June 29, 1993 between the Registrant and Texas
                            Instruments Incorporated.

10.4           3,5          Cooperation and license agreement dated November 27, 1993 between the Registrant and
                            Futaba Corporation.

10.5           3,5          License agreement dated November 27, 1993 between the Registrant and Futaba Corporation.

10.6           3,5          Cooperation and license agreement dated June 1, 1994 between the Registrant and


                            Raytheon Company.

10.7           3            ESPRIT Project: 8730 Active Interest for Multimedia with Field emission display dated
                            December 1, 1993 among the Registrant and other project participants.

10.8           3            Master Lease agreement dated December 12, 1994 between COMDISCO France S.A.  and PixTech
                            France.

10.9           3            Purchase agreement dated December 23, 1994 between COMDISCO France S.A.  and PixTech
                            France.

10.10          3            Guarantee dated November 29, 1994 between the Registrant and COMDISCO.

10.11          3            Leaseback agreement dated April 5, 1995 between COMDISCO France S.A.  and PixTech France.

10.12          3,4          Contract between L'Agence Nationale de Valorisation de la Recherche and PixTech France
                            dated March 3, 1993.

10.13          3,4          Loan agreement between the Banque Worms and PixTech France dated December 13, 1994, as amended.

10.14          17           Amended and Restated 1993 Stock Option Plan.

10.15          3            1995 Director Stock Option Plan.

10.16          3            1995 Employee Stock Purchase Plan.

10.17          3            Amended and Restated Investor Rights and Stockholder Voting agreement dated as of
                            December 24, 1993, as amended, among the Registrant and certain of its stockholders.

10.18          3,4          Real Estate agreement between PixTech France and IBM France dated February 15, 1994 for space located in Montpellier, France.

10.19          3,4,5        Agreement of State Support of Technical Development and Research dated December 30, 1994 between PixTech France and the Ministry of Industry, Postal Services and
                            Telecommunications and Foreign Trade.

10.20          3            Form of Indemnification agreement between the Registrant and each of its directors.

10.21          3,5          Cooperation and license agreement dated as of June 12, 1995 between the Registrant and
                            Motorola, Inc.

10.22          6            Lease dated as of July 31, 1995 between the Registrant, as Lessee, and Pecton Court
                            Associates as Lessor.

10.23          6            Lease dated as of March 1, 1996, between the Registrant, as Lessee, and Frank Deverse as
                            Lessor.

10.24          6            Registration Rights agreement between the Registrant and Panocorp Display Systems, Inc.
                            dated February 20, 1996.

10.25          5,7          Termination agreement dated July, 15, 1996 between the Registrant and Texas Instrument
                            Incorporated.

10.26          5            Amendment No.  1, dated February 6, 1997, to the Cooperation and license agreement between the Registrant and Motorola.

10.27          8            Stock Purchase agreement dated February 14, 1997, between the Registrant and United
                            Microelectronics Corporation.

10.28          8            Stock and Warrant Purchase agreement dated February 6, 1997 between the Registrant and
                            Motorola, Inc.

10.29          9            Foundry Agreement between PixTech, S.A.  and Unipac Optoelectronics Corporation dated
                            May 22, 1997.


10.30          9            Distribution and Financing agreement between Sumitomo Corporation, PixTech Inc. and
                            PixTech S.A.  dated as of July 21, 1997.

10.31          9            Cross-Licensing Period Extension between Raytheon Company and Pixel International, S.A.
                            (now PixTech S.A.) dated as of September 4, 1997.

10.32          9            Amendment No 14 to the license agreement on the Microtips Display between PixTech, Inc.
                            and the Commissariat a l'Energie Atomique.
10.33          9            Credit agreement between Sumitomo Corporation and PixTech, Inc. dated as of July 21,
                            1997.

10.34          10           License agreement, dated March 16, 1998, between the Registrant and Coloray Display
                            Corporation.

10.35          11           Stock Issuance agreement, dated March 16, 1998, between the Registrant and Standard
                            Energy Company.

10.36          12           Stock Purchase agreement, dated March 27, 1998, between the Registrant and Kaufmann Fund
                            Inc.

10.37          13           Preferred Stock Purchase agreement among PixTech Inc., The Kaufmann Fund, Inc., Wingate
                            Capital Ltd., Fisher Capital Ltd., The Atherton Co.  And Banque Generale de Luxembourg,
                            fonds Interselex Equity Easdaq dated as of December 22, 1998.

10.38          15           Employment agreement of Jean-Luc Grand-Clement dated January 19, 1999.

10.39          15           Employment agreement of Michel Garcia dated September 9, 1992.

10.40          15           Employment agreement of Francis Courreges dated June 28, 1993.

10.41          15           Amendment No. 1 to Employment agreement of Francis Courreges dated September 27, 1996.

10.43          15           Employment agreement of Jean-Jacques Louart dated April 7, 1997.

10.44          16           Lease agreement, dated as of May 19, 1999, between the Registrant and Micron Technology,
                            Inc.

10.45          16           Employment agreement of James J. Cathey dated May 20, 1999.

10.46          18           Patent cross license agreement dated May 19, 1999 between the Registrant and Micron
                            Technology, Inc.

10.47          20           Investor Rights agreement dated as of May 19, 1999 between the Registrant and Micron
                            Technology, Inc.

10.48          21           Private Equity Line agreement by and between Kingsbridge Capital Limited and PixTech,
                            Inc. dated as of August 9, 1999.

10.49          21           Registration Rights agreement dated as of August 9, 1999 by and between PixTech, Inc.
                            and Kingsbridge Capital Limited.

10.50          22           Common Stock Purchase Agreement by and between PixTech, Inc. and Unipac Optroelectronics
                            Corporation dated as of October 6, 1999.

10.51          17           Employment Agreement of Dieter Mezger dated February 2nd, 2000.

10.52          24           First Amendment, dated as of February 29, 2000, to the Common Stock Purchase Agreement
                            by and between PixTech, Inc. and scheduled Purchasers dated October 6, 1999

21.1           3            Subsidiaries of the Registrant.

23.1           23           Consent of Ernst & Young.

24.1           21           Power of Attorney

27             17           Financial Data Schedule.

(1) Filed as Exhibit 3.2 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(2) Filed as Exhibit 3.4 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(3) Filed as an exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(4)  English translation filed.

(5) Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, or pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(6) Filed as an exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(7) Filed as Exhibit 10 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference.

(8) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

(9) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(10) Filed as Exhibit 10.1 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(11) Filed as Exhibit 10.2 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(12) Filed as Exhibit 10.13 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(13) Filed as Exhibit 1.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(14) Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(15) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(16) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(17) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

(18) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q/A for the fiscal quarter ended June 30, 1999 filed with the Commission on August 24, 1999 and incorporated herein by reference.

(19) Filed as Exhibit 3 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

(20) Filed as Exhibit 2 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

(21) Filed as an Exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333-87001) and incorporated herein by reference.

(22) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(23) Filed herewith.

(24) Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed with the Commission on May 8, 2000 and incorporated herein by reference.